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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Dell Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (04-05)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

2007

October 31, 2007

Dear Fellow Stockholders:

On behalf of the Board of Directors, it is my pleasure to invite you to Dell’s 2007 Annual Meeting of Stockholders. The meeting will be held on Tuesday, December 4, 2007, at 8:00 a.m. Central Time, at our Round Rock Campus, Building One, at 401 Dell Way, Round Rock, Texas 78682. For your convenience, we are also offering a Webcast of the meeting. If you choose to view the Webcast, go to www.dell.com/investor shortly before the meeting time and follow the instructions provided. If you miss the meeting, you can view a replay of the Webcast on that site.

You will find information regarding the matters to be voted on in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. A copy of our Annual Report on Form 10-K for Fiscal 2007 is enclosed with these materials. You may visit www.dell.com/investor to access an interactive Fiscal 2007 Year-in- Review, as well as various Web-based reports, executive messages, and timely information on Dell’s global business.

This meeting is for Dell stockholders. If you attend the meeting in person, you will need the admission ticket found on the back page of this proxy statement or an account statement showing your ownership of Dell stock and proper photo identification for entry into the meeting. If you have received your materials electronically, you may print the ticket on the last page.

Whether or not you plan to attend the meeting in person, please submit your vote using one of the voting methods described in the attached materials. Submitting your vote by any of these methods will not affect your right to attend the meeting and vote in person should you so choose, although if you are a beneficial stockholder, you must obtain a legal proxy from the record holder.

If you have any questions concerning the meeting, please contact our Investor Relations Department at 512-728-7800 or Investor_Relations@dell.com. For questions regarding your stock ownership, you may contact our transfer agent, American Stock Transfer & Trust Company, at 800-937-5449 or www.amstock.com.

Sincerely,

Michael S. Dell
Chairman of the Board and Chief Executive Officer

DELL INC.
One Dell Way
Round Rock, Texas 78682

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	Tuesday, December 4, 2007

Time	8:00 a.m., Central Time

Place	Dell Headquarters Building One 401 Dell Way Round Rock, Texas 78682

Webcast	www.dell.com/investor

Proposals	Proposal 1 — Election of Directors

Proposal 2 — Ratification of Independent Auditor

Proposal 3 — Approval of the Amended and Restated 2002 Long-Term Incentive Plan

Stockholder Proposal 1 — Executive Stock Ownership Guidelines

Stockholder Proposal 2 — Declaration of Dividend

Record Date	October 26, 2007

Voting Methods	Internet — Go to www.proxyvote.com

Telephone — Use the toll-free number shown on the proxy or voting instruction card

Written ballot — Complete and return a proxy or voting instruction card

In person — Attend and vote at the meeting

Stockholders will also transact any other business properly brought before the meeting. At this time, the Board of Directors knows of no other proposals or matters to be presented.

This Notice of Annual Meeting and Proxy Statement is accompanied by a copy of the Annual Report on Form 10-K for Fiscal 2007.

On behalf of the Board of Directors:

Lawrence P. Tu, Secretary
October 31, 2007

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Webcast of Annual Meeting

We are pleased to offer a Webcast of our 2007 annual meeting, and viewers, like attendees, will have the ability to ask questions online during the question and answer session. If you choose to view the Webcast, go to www.dell.com/investor shortly before the meeting time and follow the instructions provided. If you miss the meeting, you can view a replay of the Webcast on that site.

Please note that you will not be able to vote your shares via the Webcast. If you plan to view the Webcast, please submit your vote using one of the methods described in these materials by 11:59 pm, Eastern Time, on December 3, 2007.

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ii

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by Dell Inc., on behalf of the Board of Directors, for the 2007 Annual Meeting of Stockholders. This Proxy Statement and the related proxy form are being distributed on or about November 5, 2007.

You can vote your shares using one of the following methods:

•	Vote through the Internet at www.proxyvote.com using the instructions on the proxy or voting instruction card
•	Vote by telephone using the toll-free number shown on the proxy or voting instruction card
•	Complete and return a written proxy or voting instruction card
•	Attend and vote at the meeting (See “Additional Information — Voting by Street Name Holders”)

Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy or voting instruction card. Unless you are planning to vote at the meeting, your vote must be received by 11:59 p.m., Eastern Time, on December 3, 2007.

Even if you submit your vote by one of the first three methods mentioned above, you may still vote at the meeting if you are the record holder of your shares or hold a legal proxy from the record holder. See “Additional Information — Voting by Street Name Holders.” Your vote at the meeting will constitute a revocation of your earlier voting instructions.

Stockholders are being asked to consider five proposals at the meeting. The following is a summary of the proposals and the voting recommendations of the Board of Directors:

SUMMARY OF PROPOSALS

Board
Proposal	Recommendation

1 — Election of Directors	FOR
2 — Ratification of Independent Auditor	FOR
3 — Approval of the Amended and Restated 2002 Long-Term Incentive Plan	FOR
Stockholder Proposal 1 — Executive Stock Ownership Guidelines	AGAINST
Stockholder Proposal 2 — Declaration of Dividend	AGAINST

The details of each proposal are set forth below.

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Proposal 1 — Election of Directors

The first proposal to be voted on at the meeting is the election of directors. The directors elected at this meeting will serve until next year’s annual meeting. The Board of Directors has nominated all of the current directors for re-election to the Board. Those nominees are:

• Donald J. Carty • William H. Gray, III • Alan (A.G.) Lafley • Thomas W. Luce, III • Alex J. Mandl • Sam Nunn	• Michael S. Dell • Sallie L. Krawcheck • Judy C. Lewent • Klaus S. Luft • Michael A. Miles

Biographical information about each of the nominees is included under “Director Information” below.

The Board of Directors recommends a vote “FOR” all nominees.

If a nominee becomes unable or unwilling to accept nomination or election, the Board will either select a substitute nominee or reduce the size of the Board. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee.

The Board has no reason to believe that any nominee would be unable or unwilling to serve if elected.

According to the Bylaws, each of the above-named nominees will be elected to the Board if he or she receives affirmative (“FOR”) votes from the holders of a majority of the shares of common stock represented at the meeting and entitled to vote. Under our Corporate Governance Principles, if a nominee fails to receive the requisite majority vote, he or she will be required to submit his or her resignation. Any tendered resignation will be evaluated by the remaining independent directors. In determining whether to accept or reject the resignation, or take other action, the Board may consider all factors it deems relevant. The Board will act on the tendered resignation, and will publicly disclose its decision and rationale, within 90 days following certification of the stockholder vote.

Director Information

Set forth below is biographical and other information about the persons who will make up the Board following the meeting, assuming election of the nominees named above.

Donald J. Carty Age: 61 Director since December 1992 No Board Committees	Mr. Carty joined us as Vice Chairman and Chief Financial Officer in January 2007. In that role, he is responsible for all finance functions, including controller, corporate planning, tax, treasury operations, investor relations, corporate development, real estate, risk management, and internal audit. Mr. Carty was the Chairman and Chief Executive Officer of AMR Corporation and American Airlines from 1998 until his retirement in 2003. Prior to that he served in a variety of executive positions with AMR Airline Group and American Airlines from 1978 to 1985 and from 1987 to 1999. Mr. Carty was President and Chief Executive Officer of CP Air in Canada from 1985 to 1987. After his retirement from AMR and American in 2003, Mr. Carty engaged in

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numerous business and private investment activities with a variety of companies. Mr. Carty is a graduate of Queen’s University in Kingston, Ontario and of the Harvard Graduate School of Business Administration. He is also a director CHC Helicopter Corp. and Barrick Gold Corporation and serves as Chairman of the Board of Virgin America Airlines.

Michael S. Dell Age: 42 Director since May 1984 No Board committees	Mr. Dell currently serves as Chairman of the Board of Directors and Chief Executive Officer. He has held the title of Chairman of the Board since he founded the company in 1984. Mr. Dell served as Chief Executive Officer of Dell from 1984 until July 2004 and resumed that role in January 2007. He serves on the Foundation Board of the World Economic Forum, serves on the executive committee of the International Business Council, and is a member of the U.S. Business Council. He also serves on the U.S. President’s Council of Advisors on Science and Technology and sits on the governing board of the Indian School of Business in Hyderabad, India.

William H. Gray, III Age: 66 Director since November 2000 Board committees: Audit, Governance and Nominating	Mr. Gray is Chairman of the Amani Group (a consulting and advisory firm), a position he has held since August 2004. Mr. Gray was President and Chief Executive Officer of The College Fund/UNCF (educational assistance) from 1991 until he retired in June 2004. He was a member of the United States House of Representatives from 1979 to 1991. During his tenure, he was Chairman of the House Budget Committee, a member of the Appropriations Committee, Chairman of the House Democratic Caucus and Majority Whip. He is an ordained Baptist Minister and last pastored at Bright Hope Baptist Church of Philadelphia from 1972 until 2007. Mr. Gray is also a director of J.P. Morgan Chase & Co., Prudential Financial Inc., Visteon Corporation, and Pfizer Inc.

Sallie L. Krawcheck Age: 42 Director since July 2006 Board committees: Finance	Ms. Krawcheck is the Chairman and Chief Executive Officer, Citi Global Wealth Management. Until March 2007, Ms. Krawcheck served as Chief Financial Officer and Head of Strategy for Citigroup Inc. She is also a member of the Citi Management, Operating and Business Heads Committees, as well as the Citi Foundation Board and the Citi Business Practices Committee. Ms. Krawcheck joined Citi in October 2002 as Chairman and Chief Executive Officer of Smith Barney. Prior to joining Citi, Ms. Krawcheck was Chairman and Chief Executive Officer of Sanford C. Bernstein & Company. She also served as an Executive Vice President of Bernstein’s parent company, Alliance Capital Management, from 1999 to 2001. Ms. Krawcheck is a member of the Board of Directors of the University of North Carolina at Chapel Hill Foundations, Inc., the Board of Directors of Carnegie Hall, the Board of Overseers of Columbia Business School, and the Board of Trustees for the Economic Club of New York.

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Alan (A.G.) Lafley Age: 60 Director since July 2006 Board committees: Finance, Leadership Development and Compensation	Mr. Lafley is the Chairman of the Board and Chief Executive Officer of The Procter & Gamble Company. Mr. Lafley joined Procter & Gamble in 1977, and has served in a variety of executive level positions since 1992. He was named President and Chief Executive in 2000 and Chairman of the Board in 2002. Mr. Lafley also serves on the board of General Electric Company, and on the board of the Cincinnati Center City Development Corporation. He is a Trustee of Hamilton College and is a member of the Business Roundtable and the Business Council.

Judy C. Lewent Age: 58 Director since May 2001 Board committees: Finance (Chair), Leadership Development and Compensation	Until her retirement in September 2007, Ms. Lewent served as the Executive Vice President, Chief Financial Officer of Merck & Co., Inc. She served as Chief Financial Officer of Merck starting in 1990 and also held various other financial and management positions since joining Merck in 1980. Ms. Lewent is also a director of Motorola, Inc. Ms. Lewent is a trustee of the Rockefeller Family Trust, a life member of the Massachusetts Institute of Technology Corporation, and a member of the American Academy of Arts and Sciences.

Thomas W. Luce, III Age: 67 Director from November 1991 — September 2005 and September 2006 — present Board committees: Audit (Chair)	Mr. Luce currently serves as President, Chief Executive Officer, and Director of the National Math and Science Initiative Inc., a not-for-profit organization dedicated to expanding programs that have a proven impact on math and science. He served as United States Assistant Secretary of Education for Planning, Evaluation and Policy Development from July 1, 2005 until his resignation September 1, 2006. From 1997 until 2005, Mr. Luce was a partner of the business advisory firm Luce &
Williams, Ltd. Before then, Mr. Luce was a founding partner and managing partner of the law firm of Hughes & Luce, LLP from 1973 until his retirement from the firm in 1997, and was Of Counsel with that law firm until December 2003.

Klaus S. Luft Age: 65 Director since March 1995 Board committees: Leadership Development and Compensation	Mr. Luft is the founder and Chairman of the Supervisory Board of Artedona AG, a privately held mail order e-commerce company established in 1999 and headquartered in Munich, Germany. He is also owner and President of Munich-based MATCH — Market Access Services GmbH & Co., KG. Since August 1990, Mr. Luft has served and continues to serve as Vice Chairman and International Advisor to Goldman Sachs Europe Limited. From March 1986 to November 1989, he was Chief Executive Officer of Nixdorf Computer AG, where he served for more than 17 years in a variety of executive positions in marketing, manufacturing, and finance. Mr. Luft is the Honorary Consul of the Republic of
Estonia in the State of Bavaria.

www.dell.com/investor

Alex J. Mandl Age: 63 Director since November 1997 Board committees: Audit	In June 2006, Mr. Mandl became Executive Chairman of Gemalto, a company resulting from the merger of Axalto Holding N.V. and Gemplus International S.A. Before June 2006, Mr. Mandl was President and Chief Executive Officer and a member of the Board of Directors of Gemplus, positions he held since August 2002. He has served as Principal of ASM Investments, a company focusing on early stage funding in the technology sector since April 2001. From 1996 to March 2001, Mr. Mandl was Chairman and CEO of Teligent, Inc., which offered business customers an alternative to the Bell Companies for local, long distance and data communication services. Mr. Mandl was AT&T’s President and Chief Operating Officer from 1994 to 1996, and its Executive Vice President and Chief Financial Officer from 1991 to 1993. From 1988 to 1991, Mr. Mandl was Chairman of the Board and Chief Executive Officer of Sea-Land Services Inc. Mr. Mandl is also a board member of Hewitt Associates, Inc., Horizon Lines, Inc., and Willamette University.

Michael A. Miles Age: 68 Director since February 1995 Board committees: Leadership Development and Compensation (Chair), Governance and Nominating	Mr. Miles is a special limited partner and a member of the Advisory Board of the investment firm Forstmann Little and Co. He is the former Chairman of the Board and Chief Executive Officer of Philip Morris Companies Inc., having served in those positions from September 1991 to July 1994. Prior to September 1991, Mr. Miles was Vice Chairman and a member of the board of directors of Philip Morris Companies Inc. Mr. Miles is also a director of Time Warner Inc., AMR Corporation, and Citadel Broadcasting Corp. and a trustee of Northwestern University.

Sam Nunn (Presiding Director) Age: 69 Director since December 1999 Board committees: Audit, Governance and Nominating (Chair)	Mr. Nunn is Co-Chairman and Chief Executive Officer of the Nuclear Threat Initiative (NTI), a charitable organization working to reduce the global threats from nuclear, biological, and chemical weapons. He was a Senior Partner at the law firm of King & Spalding, Atlanta, Georgia, from 1997 until 2003. From 1972 through 1996, he served as a United States Senator from Georgia. During his tenure as Senator, he served as Chairman of the Senate Armed Services Committee and the Permanent Subcommittee on Investigations. He also served on the Intelligence and Small Business Committees. Mr. Nunn also serves as a director of Chevron Corporation, The Coca-Cola Company, and General Electric Company.

Corporate Governance

Corporate Governance Principles — The Board of Directors believes that adherence to sound corporate governance policies and practices is important in ensuring that our company is governed and managed with the highest standards of responsibility, ethics, and integrity and in the best interests of the stockholders. The Board maintains a set of Corporate Governance Principles intended to reflect a set of core values that

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provide the foundation for our governance and management systems and our interactions with others. A copy of those principles can be found on our website at www.dell.com/corporategovernance.

Director Independence — The Board of Directors believes that the interests of the stockholders are best served by having a substantial number of objective, independent representatives on the Board. For this purpose, a director will be considered to be “independent” only if the Board affirmatively determines that the director does not have any direct or indirect material relationship with Dell that may impair, or appear to impair, the director’s ability to make independent judgments.

The Board has recently evaluated all relationships between each director and Dell and has made the following determinations with respect to each director’s independence:

Director	Status[a]

Mr. Carty	Not Independent[b]
Mr. Dell	Not independent[c]
Mr. Gray	Independent
Ms. Krawcheck	Independent[d]
Mr. Lafley	Independent[e]
Ms. Lewent	Independent[f]
Mr. Luce	Independent[g]
Mr. Luft	Independent[h]
Mr. Mandl	Independent[i]
Mr. Miles	Independent
Mr. Nunn	Independent

a —	Unless otherwise noted, the Board’s determination that a director is independent was made on the basis of the standards set forth in the Corporate Governance Principles, which is located at on our website at www.dell.com/corporategovernance.

b —	Mr. Carty is the Vice Chairman and Chief Financial Officer of Dell and, therefore, is not independent in accordance with the standards set forth in the Corporate Governance Principles.

c —	Mr. Dell is the Chairman of the Board and Chief Executive Officer of Dell and, therefore, is not independent in accordance with the standards set forth in the Corporate Governance Principles.

d —	Ms. Krawcheck serves as Chairman and Chief Executive Officer of Citi Global Wealth Management, and during Fiscal 2007 served as Chief Financial Officer and Head of Strategy for Citigroup Inc. During Fiscal 2007, Dell was both a customer of and a supplier to Citigroup, and the Board considered those relationships in assessing Ms. Krawcheck’s independence.

e —	Mr. Lafley serves as Chairman and Chief Executive Officer of The Procter & Gamble Co., and during Fiscal 2007, Dell was a supplier to Procter & Gamble. In addition, Mr. Lafley is a director of the United Negro College Fund, and Dell made contributions to the UNCF during Fiscal 2007. The Board considered those relationships in assessing Mr. Lafley’s independence.

f —	Until September 2007, Ms. Lewent served as Executive Vice President and Chief Financial Officer of Merck & Co., Inc. During Fiscal 2007, Dell was a supplier to Merck. The Board considered this relationship in assessing Ms. Lewent’s independence.

g —	Mr. Luce serves as the President and Chief Executive Officer and a director of the National Math and Science Initiative, Inc. (“NMSI”), a not-for-profit organization dedicated to expanding programs that have a proven impact on math and science. The Michael and Susan Dell Foundation has pledged a contribution to NMSI in the amount of $5,000,000 over three years. It is estimated that this contribution will constitute approximately 3.5% of NMSI’s known funding commitments. After considering all the surrounding facts and circumstances, the Board concluded that this relationship is not material and does not otherwise impair, or appear to impair, Mr. Luce’s ability to make independent judgments and, therefore, does not prevent Mr. Luce from being considered an “independent” director. In addition to the small size of the contribution in relation to NMSI’s total expected funding, the Board considered the following facts: (a) NMSI’s charitable purposes are squarely within the historical philanthropic focus of The Michael and Susan Dell Foundation; and (b) Mr. Luce is not compensated by NMSI and, thus, derives no financial benefit from the contribution.

h —	Mr. Luft serves as Vice Chairman and International Advisor to Goldman Sachs Europe Limited. During Fiscal 2007, Dell was a supplier to Goldman Sachs. The Board considered this relationship in assessing Mr. Luft’s independence.

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i —	Mr. Mandl is Executive Chairman of Gemalto. During Fiscal 2007, Dell was a supplier to Gemalto. The Board considered this relationship in assessing Mr. Mandl’s independence.

The Board will continue to monitor the standards for director independence established under applicable law or NASDAQ listing requirements and will ensure that our Corporate Governance Principles continue to be consistent with those standards.

Board Committees — The Board maintains the following committees to assist it in discharging its oversight responsibilities. The current membership of each committee is indicated above with their biographical information.

•	Audit Committee — The Audit Committee assists the Board in fulfilling its responsibility to provide oversight with respect to our financial statements and reports and other disclosures provided to stockholders, the system of internal controls, the audit process, and legal and ethical compliance. Its primary duties include reviewing the scope and adequacy of our internal and financial controls; reviewing the scope and results of the audit plans of our independent and internal auditors; reviewing the objectivity, effectiveness, and resources of the internal audit function; appraising our financial reporting activities and the accounting standards and principles followed; and reviewing and approving ethics and compliance policies. The Audit Committee also selects, engages, compensates, and oversees our independent auditor and pre-approves all services to be performed by that firm.

The Audit Committee is comprised entirely of directors who satisfy the standards of independence established under our Corporate Governance Principles, as well as additional or supplemental independence standards applicable to audit committee members established under applicable law and NASDAQ listing requirements. The Board has determined that each Audit Committee member meets the NASDAQ “financial literacy” requirement and that Mr. Mandl is a “financial expert” within the meaning of the current rules of the Securities and Exchange Commission.

•	Leadership Development and Compensation Committee — The Leadership Development and Compensation Committee reviews and approves, on behalf of the Board, the amounts and types of compensation to be paid to our executive officers and the non-employee directors; reviews and approves, on behalf of the Board, all bonus and equity compensation to be paid to our other employees; and administers our stock-based compensation plans. The Leadership Development and Compensation Committee is comprised entirely of directors who satisfy the standards of independence established in our Corporate Governance Principles, as well as additional or supplemental independence standards applicable to compensation committee members established under applicable law and NASDAQ listing requirements.

•	Governance and Nominating Committee — The Governance and Nominating Committee oversees all matters of corporate governance, including formulating and recommending to the full Board governance policies and processes and monitoring and safeguarding the independence of the Board, and selects, evaluates, and recommends to the full Board qualified candidates for election or appointment to the Board. This committee also recommends the structure and membership of the Board committees and administers an annual self-evaluation of Board performance. This committee is also responsible for monitoring, on behalf of the Board, our sustainability and corporate responsibility activities and initiatives. The Governance and Nominating Committee is comprised entirely of directors who satisfy the standards of independence established in our Corporate Governance Principles, as well as additional or supplemental independence standards applicable to nominating committee members established under applicable law and NASDAQ listing requirements.

The Governance and Nominating Committee’s policies and processes for identifying, evaluating, and selecting director candidates, including candidates recommended by stockholders are set forth in “Additional Information — Director Nomination Process” below.

•	Finance Committee — The Finance Committee oversees all areas of corporate finance, including capital structure, equity and debt financings, capital expenditures, merger and acquisition activity, cash management, banking activities and relationships, investments, foreign exchange activities, and share repurchase activities. A majority of the members of the Finance Committee is comprised

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of directors who satisfy the standards of independence established in our Corporate Governance Principles.

Each committee is governed by a written charter approved by the full Board. These charters form an integral part of the Corporate Governance Principles, and a copy of each charter can be found on our website at www.dell.com/corporategovernance.

Meetings and Attendance — During Fiscal 2007, the full Board held 9 meetings, the Audit Committee met 28 times, the Leadership Development and Compensation Committee met 6 times, the Governance and Nominating Committee met 4 times, and the Finance Committee met 4 times. All directors attended at least 75% of the meetings of the full Board and the meetings of the committees on which they served.

It is our policy that each director is expected to attend the annual meeting of stockholders, and that policy has been incorporated into our Corporate Governance Principles. All directors attended last year’s annual meeting with the exception of Ms. Lewent.

Communicating with Directors — Stockholders may send communications to the Board of Directors as a whole, the independent directors as a group, any Board committee, the Presiding Director, or any other individual member of the Board. Any stockholder who wishes to send such a communication may obtain the appropriate contact information at www.dell.com/boardofdirectors. The Board has implemented procedures for processing stockholder communications, and a description of those procedures can also be found at www.dell.com/boardofdirectors.

Director Compensation

Mr. Dell and Mr. Carty are currently the only members of the board who are also Dell employees, and they do not receive any additional compensation for serving on the Board. Kevin B. Rollins, the company’s former President and Chief Executive Officer, served as a member of the Board during Fiscal 2007 but received no additional compensation for such service. This section describes the compensation earned by Mr. Carty during Fiscal 2007 in his capacity as a director and prior to his becoming an executive officer. Details regarding Mr. Carty’s compensation as an executive officer can be found under “Executive Compensation” below.

Annual Retainer Fee — Each non-employee director receives an annual retainer fee, which was $75,000 during Fiscal 2007. In addition, the chair of the Audit Committee receives an additional annual retainer of $20,000; the chair of each of the other Board committees receives an additional annual retainer of $15,000; and the Presiding Director receives an additional annual retainer of $15,000 if he or she is not the chair of a Board committee. Each director can receive the retainer in cash, defer all or a portion into a deferred compensation plan, or receive fair market value stock options or restricted stock in lieu of cash. Amounts deferred into the deferred compensation plan are payable in a lump sum or in installments beginning upon termination of service as a director. The number of options or shares of restricted stock received in lieu of the annual retainer fee (or the method of computing the number) and the terms and conditions of those awards are determined from time to time by the Leadership Development and Compensation Committee. The annual retainers are payable at the first Board meeting after the annual stockholders’ meeting for all members elected by the stockholders. For new members appointed by the Board, the retainer is payable at the first Board meeting attended by the new director.

Option and Stock Awards — The non-employee directors are also eligible for stock option and restricted stock awards. The number of options and shares awarded, as well as the other terms and conditions of the awards (such as vesting and exercisability schedules and termination provisions), are generally within the discretion of the Leadership Development and Compensation Committee, except that (a) no non-employee director may receive awards (not including awards in lieu of annual cash retainer) covering more than 50,000 shares of common stock in any year (other than the year the director joins the Board, when the limit is two times the normal annual limit), (b) no more than 20% of the awards granted to a non-employee director during a year (not including awards in lieu of annual cash retainer) may consist of restricted stock, (c) the exercise price of any option cannot be less than the fair market value of the common stock on the date of grant, and (d) no option can become exercisable, and no share of restricted

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stock can become transferable, earlier than six months from the date of grant. If Proposal 3 is approved by the stockholders, the restriction described in clause (b) above will be removed, giving the Leadership Development and Compensation Committee authority to approve any mix of restricted stock and stock options, subject to the other conditions.

Option and restricted stock awards are granted at the first Board meeting after the annual stockholders’ meeting for all members elected by the stockholders. For new members appointed by the Board, option and restricted stock awards are granted on the date of the first Board meeting attended by the new director.

Other Benefits — We reimburse directors for their reasonable expenses associated with attending Board meetings and provide them with liability insurance coverage for their activities as directors.

Under our Certificate of Incorporation and Bylaws, the directors are entitled to indemnification from Dell to the fullest extent permitted by Delaware corporate law. We have also entered into indemnification agreements with each of the non-employee directors. Those agreements do not increase the extent or scope of the indemnification provided, but were entered into to establish processes and procedures for indemnification claims.

Director Compensation During Fiscal 2007 — The following table sets forth the compensation paid to the non-employee directors for Fiscal 2007.

	Fees Earned
	or	Equity Awards[a]
Name	Paid in Cash	Stock		Options	Total

Mr. Carty[b]	$20,000	$112,597		$122,728	$255,325
Mr. Gray	37,500	75,100		122,728	235,328
Ms. Krawcheck	75,000	26,336		27,161	128,497
Mr. Lafley	75,000	26,336		27,161	128,497
Ms. Lewent	15,000	112,597		210,298	337,895
Mr. Luce	95,000	4,887		23,003	122,890
Mr. Luft	—	112,597	[c]	138,343	250,940
Mr. Mandl	75,000	37,603		128,798	241,401
Mr. Miles	90,000	37,603		135,450	263,053
Mr. Nunn	15,000	112,597		141,519	269,116

a —	Represents the dollar amount of equity compensation cost recognized for financial statement reporting purposes with respect to Fiscal 2007, computed in accordance with SFAS 123(R), excluding the impact of estimated forfeitures for service-based vesting conditions. See Note 6 of Notes to Consolidated Financial Statements included in “Part II — Item 8 — Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for Fiscal 2007 for a description of the assumptions used in that computation. The actual value realized by the director with respect to stock awards will depend on the market value of Dell common stock on the date the stock is sold, and the actual value realized by the director with respect to option awards will depend on the difference between the market value of Dell common stock on the date the option is exercised and the exercise price.

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The following table sets forth the number of shares covered by awards made in Fiscal 2007. All of these awards, other than those made to Mr. Luce, were made on July 21, 2006, the date of the first Board meeting following last year’s annual meeting of stockholders. The awards to Mr. Luce were made on December 7, 2006, the date of the first Board meeting Mr. Luce attended after his reappointment to the Board in September 2006.

	Annual	Annual
	Restricted	Stock	Restricted	New Director	New Director
	Stock	Option	Stock in Lieu	Restricted	Stock Option
Name	Award	Award	of Retainer	Stock Award	Award

Mr. Carty	3,944	15,775	3,836	—	—
Mr. Gray	3,944	15,775	1,918	—	—
Ms. Krawcheck	3,944	15,775	—	7,888	31,550
Mr. Lafley	3,944	15,775	—	7,888	31,550
Ms. Lewent	3,944	15,775	3,836	—	—
Mr. Luce	—	—	—	5,850	23,399
Mr. Luft	3,944	15,775	3,836	—	—
Mr. Mandl	3,944	15,775	—	—	—
Mr. Miles	3,944	15,775	—	—	—
Mr. Nunn	3,944	15,775	3,836	—	—

The restricted stock included in the Annual Restricted Stock Award column and the New Director Restricted Stock Award column vests ratably over five years (20% per year), so long as the director remains a member of the Board. The portion that is unvested at the time the director ceases to be a member of the Board (other than by reason of death or permanent disability) is forfeited. All unvested restricted stock vests immediately upon death or permanent disability. The grant date fair value for these awards, computed in accordance with SFAS 123(R), was $77,105 for each of the Annual Restricted Stock Awards; $154,211 for each of the New Director Restricted Stock Awards granted to Ms. Krawcheck and Mr. Lafley; and $154,206 for the New Director Restricted Stock Award granted to Mr. Luce.

The stock options included in the Annual Stock Option Award column and the New Director Stock Option Award column vest ratably over five years (20% per year), so long as the director remains a member of the Board. The portion that is unvested at the time the director ceases to be a member of the Board (other than by reason of death or permanent disability) terminates. All unvested options vest immediately upon death or permanent disability. The options terminate ten years from the date of grant unless terminated earlier as follows: all options (vested and unvested) terminate immediately if the director resigns at the request or demand of the Board or is otherwise removed from the Board; if the director ceases to be a member of the Board by reason of death, permanent disability, or retirement after attaining the age of 72, vested options remain exercisable for one year; if the director resigns for any other reason, vested options remain exercisable for 90 days. The options are transferable to family members under specified conditions. The exercise price of the options is the fair market value of Dell common stock on the date of grant ($26.36 for the award to Mr. Luce on December 7, 2006, and $19.55 for the awards to the other non-employee directors on July 21, 2006). The grant date fair value for these awards, computed in accordance with SFAS 123(R), was $104,367 for each of the Annual Stock Option Awards; $208,735 for each of the New Director Stock Option Awards granted to Ms. Krawcheck and Mr. Lafley; and $174,884 for the New Director Stock Option Award granted to Mr. Luce.

The restricted stock included in the Restricted Stock in Lieu of Retainer column was granted pursuant to the director’s election to receive restricted stock in lieu of some or all of the $75,000 annual cash retainer. This stock was fully vested at grant, but may not be sold or transferred for six months following the grant. The number of shares was determined by dividing the foregone retainer amount by the fair market value of Dell common stock on the date of grant ($19.55). The grant date fair value for these awards, computed in accordance with SFAS 123(R), was equal to the amount of the foregone retainer ($37,500 in the case of Mr. Gray and $75,000 in the case of each other director who elected this option).

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The following table sets forth the number of shares of restricted stock and the number of shares underlying stock options held by each of the non-employee directors as of the end of Fiscal 2007:

	Restricted	Stock
Name	Stock	Options

Mr. Carty	6,576	342,376
Mr. Gray	6,576	83,375
Ms. Krawcheck	11,832	47,325
Mr. Lafley	11,832	47,325
Ms. Lewent	6,576	157,669
Mr. Luce	5,850	37,208
Mr. Luft	6,576	165,091
Mr. Mandl	6,576	167,704
Mr. Miles	6,576	361,402
Mr. Nunn	6,576	182,549

The information for Mr. Carty reflects awards he received in his capacity as a director, prior to becoming an executive officer. For information regarding awards he received as an executive officer, see “Executive Compensation” below.

b —	These awards were made to Mr. Carty as a member of the Board prior to his becoming an executive officer. As an executive officer, he is no longer eligible for additional compensation for service on the Board. For a description of Mr. Carty’s compensation as an executive officer, see “Executive Compensation” below.

c —	To afford Mr. Luft, a resident of Germany, a comparable compensation benefit under local law, all awards designated as restricted stock awards were made in the form of restricted stock units with the same vesting and expiration provisions as the restricted stock.

Proposal 2 — Ratification of Independent Auditor

The Audit Committee has selected PricewaterhouseCoopers LLP as our independent auditor for Fiscal 2008, and the Board is asking stockholders to ratify that selection. Although current law, rules, and regulations, as well as the Charter of the Audit Committee, require our independent auditor to be engaged, retained, and supervised by the Audit Committee, the Board considers the selection of an independent auditor to be an important matter of stockholder concern and considers a proposal for stockholders to ratify such selection to be an important opportunity for stockholders to provide direct feedback to the Board on an important issue of corporate governance.

The Board of Directors recommends a vote “FOR” the ratification of PricewaterhouseCoopers LLP as Dell’s independent auditor for Fiscal 2008.

In accordance with our Bylaws, approval of this proposal requires the affirmative vote of a majority of the shares of common stock represented at the meeting and entitled to vote.

PricewaterhouseCoopers LLP is a registered public accounting firm and has been our independent auditor since 1986. In addition to retaining PricewaterhouseCoopers LLP to audit our financial statements, we engage the firm from time to time to perform other services. The following table sets forth all fees we incurred in connection with professional services rendered by PricewaterhouseCoopers LLP during each of the last two fiscal years (in millions).

Fee Type	Fiscal 2007	Fiscal 2006

Audit Fees[a]	$11.9	$8.7
Audit Related Fees[b]	0.6	0.8
Tax Fees[c]	1.9	1.8

Total	$14.4	$11.3

a —	This category includes fees incurred for professional services rendered in connection with the audit of the annual financial statements, for the audit of internal controls under Section 404 of the Sarbanes-Oxley Act, for the review

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of the quarterly financial statements, and for the statutory audits of international subsidiaries. Also includes fees incurred for professional services rendered in connection with the Audit Committee and SEC investigations.

b —	This category includes fees incurred for professional services rendered in connection with assurance and other activities not explicitly related to the audit of our financial statements, including the audits of our employee benefit plans, contract compliance reviews, and accounting research.

c —	This category includes fees incurred for domestic and international income tax compliance and tax audit assistance, corporate-wide tax planning, and executive tax consulting and return preparation.

The Audit Committee has determined that the provision of the non-audit services described in note (c) above was compatible with maintaining the independence of PricewaterhouseCoopers LLP.

All Fiscal 2007 and Fiscal 2006 services were pre-approved by the Audit Committee. The Audit Committee has adopted a policy requiring pre-approval by the committee of all services (audit and non-audit) to be provided by our independent auditor. In accordance with that policy, the Audit Committee has given its approval for the provision of audit services by PricewaterhouseCoopers LLP for Fiscal 2008 and has also given its approval for up to a year in advance for the provision by PricewaterhouseCoopers LLP of particular categories or types of audit-related, tax, and permitted non-audit services. In cases where the Audit Committee’s pre-approval is not covered by one of those approvals, a designated member of the Audit Committee has the delegated authority to pre-approve the provision of services, and such pre-approvals are then communicated to the full Audit Committee.

Representatives of PricewaterhouseCoopers LLP will be present at the meeting to respond to appropriate questions, and they will have an opportunity to make a statement if they desire to do so.

Proposal 3 — Approval of the Amended and Restated 2002 Long-Term Incentive Plan

Stockholders approved the 2002 Long-Term Incentive Plan in July 2002. Under that plan, the Leadership Development and Compensation Committee has authority to choose performance goals for use in connection with each annual award from among a selection of goals set forth in the plan. Section 162(m) of the Internal Revenue Code requires that the material terms of the performance goals be disclosed to and reapproved by stockholders every five years. Consequently, we need to again obtain stockholder approval of the performance measures in order for the plan to continue to qualify as “performance-based” for purposes of Section 162(m). Section 162(m) limits the federal income tax deduction a company may take for compensation paid to certain executive officers to $1 million per year unless the compensation is paid pursuant to a “performance-based” plan. Reapproval of the plan will enable us to claim a federal income tax deduction for the compensation paid to our executives.

The Leadership Development and Compensation Committee has also approved certain amendments to the plan and has directed that those amendments be submitted to the stockholders for approval. Those proposed amendments are outlined below and are reflected in the Amended and Restated 2002 Long-Term Incentive Plan included as Appendix A.

Consequently, in order to approve the performance measures reflected in the plan and to approve the proposed amendments, stockholders are being requested to approve the Amended and Restated 2002 Long-Term Incentive Plan (the “Amended and Restated Plan”). The Amended and Restated Plan will become effective when it is approved by stockholders. If it is not approved by stockholders, the original terms of the plan will continue to apply and we will continue to issue awards under the original plan.

The Board of Directors recommends a vote “FOR” the approval of the Amended and Restated 2002 Long-Term Incentive Plan.

Approval of the Amended and Restated Plan will (a) renew our ability to grant performance-based compensation awards that comply with the requirements of Section 162(m) of the Internal Revenue Code, thereby preserving our ability to receive tax deductions for these awards, and (b) effect the amendments to the plan described below.

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Approval of the Amended and Restated 2002 Plan requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote.

Proposed Amendments

The Leadership Development and Compensation Committee has recommended the following amendments to the original 2002 plan. Each of these proposed amendments has been incorporated into the Amended and Restated Plan.

Prohibition on Reload Provisions — No stock option awards granted under the Amended and Restated Plan shall contain any “reload” provision. See Section 4.8 of the Amended and Restated Plan. This amendment is intended to better align the interests of participants with those of other stockholders by encouraging participants to retain their stock options.

Non-employee Director Awards — The original 2002 plan contains a restriction that limits restricted awards to a non-employee director to no more than 20% of the total number of shares awarded to the non-employee director each year. This limitation is removed in the Amended and Restated Plan. See Section 4.11 of the Amended and Restated Plan. With the removal of this restriction, the Leadership Development and Compensation Committee is afforded the flexibility to design compensation packages (including the mix of restricted stock vs. stock options) for non-employee directors that are more comparable to other companies, thereby enhancing the committee’s ability to retain and attract qualified Board members.

Performance Measures — The Amended and Restated Plan adds “cash flow” to the list of performance measures for incentive-based awards. See Section 5.1 of the Amended and Restated Plan. This addition provides the Leadership Development and Compensation Committee with additional flexibility to tailor performance measures that encourage executives and other participants to achieve cash flow objectives in support of our strategic corporate priorities.

Discounted Options — The terms of the original 2002 plan permit the issuance in certain cases of “discounted” stock options (i.e., options with an exercise price that is less than the fair market value of the common stock on the date of grant). The Amended and Restated Plan removes the ability to grant discounted stock options unless the amount of the discount is no more than 15% and the recipient pays or otherwise forgoes value to the company in an amount at least equal to the discount. See Section 4.2 of the Amended and Restated Plan. The Leadership Development and Compensation Committee believes that this better aligns the interests of participants with those of other stockholders.

Calculation of the 5% “Unrestricted Pool” — Under the terms of the original 2002 plan, most stock awards have to be subject to a vesting period of at least three years or subject to performance-based vesting over a period of at least one year. However, the plan permitted a certain number of awards (called the “Unrestricted Pool”) to be issued without these minimum conditions. The terms of the original 2002 plan calculated the Unrestricted Pool each year as 5% of the total number of stock awards made during that year. Under the terms of Amended and Restated Plan, the Unrestricted Pool would be calculated as 5% of the total remaining shares to be issued under the 2002 Plan. See Section 3.7 of the Amended and Restated Plan. Changing from an annual calculation to an aggregate calculation will provide the Leadership Development and Compensation Committee flexibility in structuring awards, as well as the ability to compute the number of unrestricted shares with certainty.

It is important to note that the Amended and Restated Plan does not increase the number of shares authorized for issuance under the plan.

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Summary Description of the Amended and Restated Plan

The following is a brief summary of the material features of the 2002 Long-Term Incentive Plan, as amended by the Amended and Restated Plan. The full text of the plan document is included as Appendix A, and the cross-references below refer to the sections of the plan document.

Purpose

The purpose of the plan is to align the interests of executives and other participants with those of other Dell stockholders through equity-based compensation alternatives, thereby promoting our long-term financial interests and enhancing long-term stockholder value. The plan will also facilitate our efforts to effectively recruit, motivate, and retain the caliber of executives and other employees essential for our success and provide them with competitive incentive compensation opportunities. (Section 1.1)

Administration and Operation

The plan is administered by the Leadership Development and Compensation Committee, which has complete and absolute authority to make any and all decisions regarding the administration of the Plan, including the authority to construe and interpret the plan and awards under the plan; establish administrative rules and procedures; select award recipients; determine the type of awards; establish the terms, conditions, and other provisions of awards; and amend, modify, or suspend awards. (Section 2.1) The committee may delegate any of its authority and responsibility to management, except for determinations and decisions regarding awards made to executive officers. (Section 2.1(c))

Eligibility

The persons eligible to receive awards under the plan include all of our employees, the non-employee directors, and those consultants and advisors to the company whom the committee identifies as having a direct and significant effect on company performance. (Section 2.2(a)) As of the end of Fiscal 2007, we had approximately 82,200 regular employees and nine non-employee directors.

Shares Available for Issuance

At August 3, 2007, there were approximately 251 million shares of common stock available for issuance pursuant to awards made under the plan. (Section 3.1) If the shares of stock that are subject to an award are not issued or cease to be issuable because the award is terminated, forfeited, or cancelled, those shares will then become available for additional awards. (Section 3.3) The number of shares authorized and available for issuance under the plan will be automatically adjusted in the event of a stock split, stock dividend, recapitalization, spin-off, or similar action. (Section 3.4) On October 30, 2007, the closing sale price of our common stock, as quoted on The NASDAQ Stock Market, was $29.80 per share.

Types and Terms of Awards

Awards under the plan may take the form of stock options (either incentive stock options or non-qualified options), stock appreciation rights, stock bonuses, restricted stock, restricted stock units, performance units, or performance shares. (Section 4.1) Subject to certain restrictions that are set forth in the plan, the Leadership Development and Compensation Committee has complete and absolute authority to set the terms, conditions, and provisions of each award, including the size of the award, the exercise or base price, the vesting and exercisability schedule (including provisions regarding acceleration of vesting and exercisability), and termination, cancellation, and forfeiture provisions. (Section 4.2(a))

The Leadership Development and Compensation Committee is subject to the following specific restrictions regarding the types and terms of awards:

•	No more than a specified number of the shares may be issued pursuant to “Stock Awards” (that is, restricted stock, restricted stock units, performance shares, or stock bonuses). As of August 3, 2007, approximately 158 million shares were available for issuance pursuant to Stock Awards.

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•	Stock Awards generally must either be subject to a vesting period of at least three years or subject to performance-based vesting over a period of at least one year, except that up to 5% of the total awards available for issuance under the plan as of the effective date of the Amended and Restated Plan may be issued without this limitation. (Section 3.7(b))

•	No participant may receive in any fiscal year (a) stock options covering more than ten million shares or (b) awards other than stock options covering more than three million shares. (Section 3.7(c))

•	No participant may receive in any year cash in payment for or settlement of a performance unit in excess of 0.5% of aggregate consolidated operating income over the vesting period of the award. (Section 3.7(d))

•	The exercise price for a stock option and the base price for a stock appreciation right may not be less than 100% of the fair market value of the stock on the date of grant, unless the recipient pays or otherwise foregoes value in an amount equal to the discount. (Section 4.2(b)(1), (2) and (3))

•	Generally, no award may expire more than ten years after the date of grant, except that the committee may extend the expiration date to up to fifteen years after the date of grant if necessary or desirable under the particular rules applicable in foreign jurisdictions. (Section 4.2(b)(4))

Notwithstanding any other provision of the plan, no stock option can be “repriced” if the effect would be to reduce the exercise price per share. For this purpose, “repricing” includes a tandem cancellation and regrant or any other amendment or action that would have substantially the same effect as decreasing the exercise price. (Section 4.6) In addition, Dell may not make loans to participants for the purpose of paying exercise prices or related taxes. (Section 4.7) No stock option award shall contain any “reload” provision entitling the participant to the automatic grant of additional stock options in connection with any exercise of the original stock option. (Section 4.8)

The Leadership Development and Compensation Committee may designate any award as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code, in which case the award must be conditioned on the achievement of one or more of the following “Performance Measures”: total stockholder return (stock price appreciation plus dividends), net income, earnings per share, return on sales, return on equity, return on assets, return on invested capital, increase in the market price of the common stock or other securities, revenues, operating income, operating margin (operating income divided by revenues), cash flow, and Dell’s performance in any of the above measures in comparison to the average performance of the companies included in the Dow Jones Computer Index or successor index or the average performance of the companies used in a self-constructed peer group. (Section 4.4)

Awards to Non-Employee Directors

The non-employee directors are eligible for stock option and restricted stock awards under the plan. The number of options and shares to be awarded is within the discretion of the Leadership Development and Compensation Committee, except that no non-employee director may receive awards covering more than 50,000 shares of stock in any year (other than the year the director joins the Board, when the limit is two times the normal annual limit). (Section 4.11(a))

The Leadership Development and Compensation Committee also has the discretion to permit a non-employee director to elect to receive stock options in lieu of the annual cash retainer fee. The number of options received in lieu of the annual retainer fee (or the method of computing the number) shall be set by the committee. (Section 4.11(b))

The Leadership Development and Compensation Committee has the discretion to establish the terms and conditions of awards to the non-employee directors, including vesting and exercisability schedules and termination provisions, subject to the following limitations (Section 4.11(c)):

•	The exercise price of any option cannot be less 100% of than the fair market value of the stock on the date of grant.

•	No option can be exercisable, and no share of restricted stock can become transferable, earlier than six months from the date of grant.

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Other Provisions

Change in Control — The committee has the express authority to include in any award terms that provide for the acceleration of vesting and lapse of restrictions, as applicable, upon or following a “Change in Control” of the company. (Section 4.2(a)) “Change in Control” may be defined by the committee from time to time. (Section 5.1(a))

Amendments and Termination — The Board or the Leadership Development and Compensation Committee, without the consent or approval of any plan participant, may amend, suspend, or terminate the plan or any award granted under the plan, so long as that action does not materially impair any award then outstanding. Without the approval of stockholders, however, the Board or the Leadership Development and Compensation Committee may not amend the plan to increase the number of shares available for issuance or to modify any of the limitations described in the plan in such a manner as to materially reduce the limitation. (Section 5.2)

The Board can terminate the plan at any time. No Awards will be granted under the plan after the tenth anniversary of its effective date. (Section 1.2)

Foreign Jurisdictions — If the Leadership Development and Compensation Committee determines that the terms of the plan preclude the achievement of the material purposes of the plan in foreign jurisdictions because of differences in local law, policy, or custom, the committee may modify the terms of the plan, or provide additional terms, to the extent necessary to accommodate those differences. These modifications or additional terms may be reflected in sub-plans, supplements, or alternative versions of the plan. (Section 5.8)

Federal Income Tax Consequences

The following is a brief description of the material U.S. federal income tax consequences associated with awards under the Amended and Restated Plan. It is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. Tax consequences in other countries may vary.

Stock Options — There are no federal income tax consequences to either the company or the participant upon the grant of a stock option. If the option is a non-qualified stock option, the participant will realize ordinary income at exercise equal to the excess of the fair market value of the stock acquired over the exercise price and the company will receive a corresponding federal income tax deduction. Any gain or loss realized upon a subsequent disposition of the stock will generally constitute capital gain.

Incentive stock options provide potentially more favorable tax consequences to the participant, but we have never issued incentive stock options under the plan.

Restricted Stock — Generally, restricted stock is not taxable to a participant at the time of grant, but instead is included in ordinary income (at its then fair market value) when the restrictions lapse. A participant may elect to recognize income at the time of grant, in which case the fair market value of the stock at the time of grant is included in ordinary income and there is no further income recognition when the restrictions lapse. The company is generally entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant.

Other Awards — In the case of other awards, the participant will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or the date of delivery of the underlying shares, and the company will generally be entitled to a corresponding tax deduction.

Section 162(m) Limitation — Under Section 162(m) of the Internal Revenue Code, we may not take a tax deduction for compensation to certain executive officers in excess of $1 million per year, unless the compensation is “performance-based compensation” or qualifies under certain other exceptions. The Amended and Restated Plan contains a number of “Performance Measures” that will be approved by the stockholders upon approval of the plan. See “Types and Terms of Awards” above. To the extent that awards under the plan incorporate one or more of these Performance Measures, the awards should qualify as “performance-based compensation” for purposes of Section 162(m).

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New Plan Benefits

The awards that will be granted in the future to eligible participants under the Amended and Restated Plan are subject to the discretion of the Leadership Development and Compensation Committee and, therefore, are not determinable at this time. As noted above, the Amended and Restated Plan, if approved by stockholders, will effect certain amendments to the terms of the original plan. The original plan was effective for Fiscal 2007, and the following table sets forth information regarding awards that were made during Fiscal 2007 under the original plan.

Number of Shares
Name and Position	Subject to Awards

Mr. Dell	—
Mr. Carty	240,000
Mr. Bell	310,000
Mr. Felice	355,000
Mr. Rollins	750,000
Mr. Schneider	355,000
Mr. Parra	355,000
Executive Officer Group	3,994,030
Non-Executive Director Group	303,458
Non-Executive Officer Employee Group	23,547,163

With the exception of the awards to the non-employee directors (as reflected in the table under “Non-Executive Director Group”), none of the awards made during Fiscal 2007 would have been different had the Amended and Restated Plan been in effect. As discussed under “Proposed Amendments — Non-employee Director Awards” above, the Amended and Restated Plan gives the Leadership Development and Compensation Committee more flexibility in selecting the mix of restricted stock vs. stock options for non-employee directors. Consequently, had the Amended and Restated Plan been in effect during Fiscal 2007, the awards granted to the non-employee directors may have been different than those shown in the table above.

Stockholder Proposal 1 — Executive Stock Ownership Guidelines

The American Federation of State, County and Municipal Employees Pension Plan (the “AFSCME Pension Plan”), which at November 1, 2006, beneficially owned 14,833 shares of Dell common stock, has requested that a proposal regarding adoption of a stock ownership requirement for executive officers be presented for stockholder vote at the annual meeting. The proposal, along with the AFSCME Pension Plan’s supporting statement, is included verbatim below. The AFSCME Pension Plan’s request was submitted by Gerald W. McEntee, Chairman of the AFSCME Pension Plan, 1625 L Street, N.W., Washington, DC 20036.

For the reasons set forth following the proposal and supporting statement, management disagrees with the AFSCME Pension Plan’s proposal and supporting statement.

The Board of Directors recommends a vote “AGAINST” the AFSCME Pension Plan’s proposal.

Approval of the AFSCME Pension Plan’s proposal requires the affirmative vote of a majority of the shares of common stock represented at the meeting and entitled to vote.

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The AFSCME Pension Plan Proposal and Supporting Statement

Resolved, that stockholders of Dell Inc. (“Dell”) urge the Executive Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs during their employment, and to report to stockholders regarding the policy before Dell’s 2008 annual meeting of stockholders. The Committee should define “significant” (and provide for exception in extraordinary circumstances) by taking into account the needs and constraints of Dell and its senior executives; however, the stockholders recommend that the Committee not adopt a percentage lower than 75% of net after tax shares. The policy should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to the executive.

Supporting Statement

Equity-based compensation makes up a substantial portion of senior executive compensation at Dell. In fiscal years 2003 through 2005, President and CEO Kevin Rollins were granted 2,650,000 stock options with a grant-date estimated value of $28,982,000. During the same time, Senior Vice President Rosendo Parra was granted 800,000 stock options with a grant-date estimated value of $8,232,000.

Dell claims that its compensation program promotes alignment between executive and stockholder long-term interests. Unfortunately, Dell’s generous equity compensation programs have yet to translate into meaningful levels of stock ownership. Despite exercising 2,163,000 options in fiscal years 2003 through 2005 and realizing over $72 million in profits, Dell’s most recent proxy statement disclosed that Mr. Rollins owns 18,465 shares outright, less than one percent of the total he has exercised. Over the same time, Mr. Parra has exercised 1,424,892 options, realizing over $14.8 million in profits, and yet he owns 18,972 shares outright. We believe that the alignment benefits touted by Dell are not being fully realized.

Requiring senior executives to hold a significant portion of shares obtained through compensation plans would focus them on Dell’s long-term success and would help align their interests with those of Dell’s stockholders. The recent backdating scandal has, we think, reminded investors of the dangers of a short-term mentality in which executives extract value through equity-based compensation, and then cash out before the effects of their mismanagement becomes apparent to other shareholders.

Dell has adopted a stock ownership requirement for directors and executive officers that requires them to own an amount of stock equal to a multiple of their base salary or annual retainer (500% in the case of the CEO). We believe that a retention ratio such as the one suggested in this proposal is superior to an ownership requirement for two reasons. First, a retention requirement ensures that equity compensation translates into equity ownership regardless of how much stock an executive owns. Second, a retention ratio is more flexible and does not require catch-up purchases in the event the company’s stock price falls and causes the executive to be out of compliance with the ownership requirement.

We urge stockholders to vote for this proposal.

Our Statement in Opposition

The Board of Directors is committed to designing, implementing, and administering a compensation program for executive officers that aligns with and supports our business strategy while ensuring an appropriate link between pay, company performance, and results for stockholders.

More specifically, the Board seeks to attract and retain the best executive talent by rewarding performance with cost-effective compensation. The Board agrees with the AFSCME Pension Plan that equity ownership by executive officers serves to align the long-term interests of senior executives and stockholders, and also sends a positive message to the investment community about the directors’ and executive officers’ commitment to adding stockholder value. In addition, the Board realizes that equity awards are an

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effective tool for compensation and recruitment of top management talent. In setting stock ownership guidelines, however, the Board must strike an appropriate balance between ensuring that our directors and executive officers have a significant equity stake in the future of the company, while also allowing them to prudently manage their personal financial affairs. Because the executive officers are in a position to directly influence the overall performance of the company, and in alignment with the company’s highly-leveraged pay-for-performance philosophy, a significant portion of their compensation, whether cash or equity, is at risk through short-term and long-term incentive programs. The level of pay at-risk varies for each executive based on level of responsibility, market practices, and internal equity considerations, as well as total share ownership (in the case of Mr. Dell). Adopting the AFSCME Pension Plan’s proposal would limit our ability to offer a significant at-risk cash compensation component because, under the AFSCME Pension Plan’s proposal, most of the equity component would not be available to the executive officers while they remain employed by the company. As a result, we would face the choice of either reducing the equity component awarded to executive officers in favor of cash compensation, or reducing the at-risk portion of cash compensation in favor of increasing salary. Neither alternative would better focus executive officers on our long-term success, nor align their interests with those of the other stockholders. Instead, adopting the AFSCME Pension Plan’s proposal would hinder our flexibility in appropriately linking pay, company performance, and results for stockholders.

The Board implemented stock ownership guidelines for themselves and our executive officers that they feel are appropriate for Dell and its stockholders. Under those guidelines, each director and executive officer must maintain the following minimum investment position in Dell stock:

•	Non-employee directors — 300% of annual retainer

•	Chairman and Chief Executive Officer — 500% of base salary

•	Other executive officers — 400% of base salary

Persons assuming one of these roles have three years after assuming their position to attain the specified minimum investment position. Unexercised stock options may not be used to satisfy these minimum ownership requirements, but unvested restricted stock or stock units can. As of May 2007, each director and executive officer has met their required stock ownership amount.

We believe that our stock ownership guidelines provide a more balanced approach to aligning the long-term interests of directors and executive officers and the other stockholders by requiring directors and executive officers to own meaningful levels of stock based on their retainer or salary, while giving them the ability to manage their personal financial affairs. The AFSCME Pension Plan’s proposal prescribes ownership solely through the retention of stock acquired through our equity compensation plans, and prohibits them from selling a substantial portion until they leave the company. This approach limits the compensatory effect of equity compensation plans, and eventually could incent a person to leave the company in order to sell their shares. In addition, the AFSCME Pension Plan’s proposal provides no guarantee of stock ownership by directors or executive officers until their restricted stock vests or they exercise options. Our stock ownership guidelines, by contrast, require ownership of Dell common stock, which may be acquired through a variety of means, including open market purchases, and set clear and reasonable standards for the amount of stock to be owned by directors and executive officers. In addition, our stock ownership guidelines allow for a significant at risk cash compensation component as part of the total compensation mix.

The Board believes that our compensation policies for executive officers and directors have been responsibly implemented, and that the stock ownership guidelines align the interests of directors and executive officers with the long-term interests of stockholders, while still permitting the Board to use equity incentives as part of a balanced approach to compensation that supports the recruitment and retention of top talent.

For these reasons, the Board strongly urges Dell stockholders to vote “AGAINST” the AFSCME Pension Plan’s proposal regarding adoption of a stock ownership requirement for executive officers.

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Stockholder Proposal 2 — Declaration of Dividend

Mrs. Linda Bush, 7927 Escala Drive, Austin, Texas 78735, a Dell stockholder, has requested that a proposal regarding the declaration of a dividend be presented for stockholder vote at the annual meeting. The proposal, along with Mrs. Bush’s supporting statement, is included verbatim below. The number of shares of Dell stock held by Mrs. Bush will be supplied upon oral or written request to Dell.

For the reasons set forth following the proposal and supporting statement, management disagrees with Mrs. Bush’s proposal and supporting statement.

The Board of Directors recommends a vote “AGAINST” Mrs. Bush’s proposal.

Approval of Mrs. Bush’s proposal requires the affirmative vote of a majority of the shares of common stock represented at the meeting and entitled to vote.

Mrs. Bush’s Proposal and Supporting Statement

Shareholder Resolution

That the Board of Directors declare a quarterly dividend.

Supporting Statement

The well respected Wharton economist Jeremy Siegel explained that paying dividends is the old-fashioned, time-tested way companies show investors their earnings are real and their bottom line is strong. Dividends provide certainty about the company’s financial wellbeing and they are also an attractive tool for investors looking to secure current income. More recently companies without a dividend history are generally received favorably when they declare new dividends. In addition, the percentage of large companies establishing dividends for the first time is significantly higher now that it has been in the past. The majority of Dell’s competitors all pay dividends. Dividends in mature companies that are no longer growing as rapidly as in the past have been a major component of growth in an investor’s return once the rapid appreciation phase is over. At one point in time, Dell was better served by the current policies of reinvestment in growth and returning capital to stockholders and managing dilution through stock repurchase programs. Now as a more mature value company with significant cash reserves the time is right to declare a quarterly dividend.

I urge your support for this issue.

Our Statement in Opposition

Enhancing the return on investment for Dell stockholders is of the utmost importance to our Board and management. The Board believes that, at the current time, return on investment can best be enhanced by using the company’s cash flow to reinvest in growth and to return capital to stockholders and manage dilution through a stock repurchase program. The Board also believes that maintaining a strong liquidity position is in the stockholders’ best interests and continually strives to balance the company’s liquidity needs with the desire to return capital to stockholders.

Reinvestment in Growth — During Fiscal 2007, we spent $895 million on property, plant, and equipment to support global expansion efforts and to fund infrastructure investments to support future growth. During Fiscal 2007, we expanded our global operations with additional customer contact centers in the Philippines, Malaysia, India, and Canada. In addition, a new manufacturing facility in Hortolandia, Brazil

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that was under construction during much of Fiscal 2007 commenced operations in March 2007, and manufacturing facilities in Chennai, India and Lodz, Poland began or will start operating later in Fiscal 2008. During Fiscal 2008, business centers located in Quezon City, Philippines and Malaysia opened or will open, and a second building in Ottawa, Canada will begin operations. A new business center has recently begun operations in Kuala Lumpur. Additionally, expansion of the design centers in China, India, and Taiwan is currently in process. We have been able to fund these capital projects out of operating cash flows, and the Board wants to maintain flexibility in the way the company deploys its available cash.

Return of Capital and Management of Dilution — Since 1996, we have had an active stock repurchase program, the objectives of which have been to distribute cash to stockholders and to manage dilution resulting from shares issued under equity compensation plans. As of the end of Fiscal 2007, we had cumulatively repurchased 1.5 billion shares of common stock for an aggregate cost of $28.6 billion. The program as currently approved by the Board authorizes the expenditure of up to an additional $1.4 billion on share repurchases.

The Board believes that our stock repurchase program is a highly effective way of returning cash to stockholders and offers several distinct advantages over the payment of dividends, including the following:

•	Share repurchases enable the reduction or elimination of dilution, whereas dividends have no affect on the number of shares outstanding. Since Fiscal 2001, our share repurchases have resulted in a 19.1% reduction in weighted average shares outstanding, with a corresponding increase in earnings per share.

•	With a stock repurchase program, the Board retains more flexibility to balance the return of capital to stockholders with other business objectives and needs by constantly adjusting the amount of repurchases to respond to liquidity needs and the economic environment in general. Dividends tend to become fixed expectations, giving the Board little practical ability to respond to differing environments.

•	A stock repurchase program gives stockholders the flexibility to determine when they want to convert all or a portion of their investment to cash. With dividends, which are paid to all stockholders, the amount and timing of the dividend is specified by the board.

For these reasons, our Board and management believe that the company should continue to return capital to the stockholders through share repurchases rather than dividends.

Dividend Consideration — Under Delaware law, the declaration and payment of dividends is within the discretion of the Board, whose members are elected by the stockholders to exercise sound business judgment in deciding such matters. As a part of its fiduciary duties, the Board regularly evaluates whether we should pay a dividend. In making that decision, the Board has considered, and will continue to consider, a variety of factors in an effort to balance the anticipated needs of the company for liquidity, the ability of the company to generate earnings and cash flow, and the most effective means to enhance stockholder value.

The Board has determined that, at present, it is in the best interests of the company and the stockholders to continue to use our cash flow to reinvest in growth and to return capital to stockholders and manage dilution through the stock repurchase program. The Board continues, however, to actively review how we deploy our available cash, including the possibility of paying cash dividends in the future.

Mrs. Bush submitted the same proposal for stockholder vote in July 2006. Less than 6% of the votes received were in favor of the proposal.

For these reasons, the Board strongly urges Dell stockholders to vote “AGAINST” Mrs. Bush’s proposal regarding the declaration of a dividend.

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Executive Officers

The following table sets forth the name, age, and position of each of the persons who were serving as our executive officers as of October 15, 2007.

Name	Age	Title

Michael S. Dell	42	Chairman of the Board and Chief Executive Officer
Donald J. Carty	61	Vice Chairman and Chief Financial Officer
Bradley R. Anderson	48	Senior Vice President, Business Product Group
Paul D. Bell	47	Senior Vice President and President, Americas
Michael R. Cannon	54	President, Global Operations
Jeffrey W. Clarke	44	Senior Vice President, Business Product Group
Andrew C. Esparza	49	Senior Vice President, Human Resources
Stephen J. Felice	50	Senior Vice President and President, Asia Pacific-Japan
Ronald G. Garriques	43	President, Global Consumer Group
Mark Jarvis	44	Senior Vice President, Chief Marketing Officer
David A. Marmonti	48	Senior Vice President and President, Europe, Middle East, and Africa
Stephen F. Schuckenbrock	47	Senior Vice President and President, Global Services and Chief Information Officer
Lawrence P. Tu	53	Senior Vice President, General Counsel and Secretary

Set forth above is biographical information about each of our executive officers, except for Mr. Dell and Mr. Carty, whose biographical information is included under “Proposal 1 — Director Information” above.

Bradley R. Anderson — Mr. Anderson joined us in July 2005 and serves as Senior Vice President, Business Product Group. In this role, he is responsible for worldwide engineering, design, development, and marketing of our enterprise products, including servers, networking, and storage systems. Prior to joining Dell, Mr. Anderson was Senior Vice President and General Manager of the Industry Standard Servers business at Hewlett-Packard Company (“HP”), where he was responsible for HP’s server solutions. Previously, he was Vice President of Server, Storage and Infrastructure for HP, where he led the team responsible for server, storage, peripheral, and infrastructure products. Before joining HP in 1996, Mr. Anderson held top management positions at Cray Research in executive staff, field marketing, sales, finance, and corporate marketing. Mr. Anderson earned a bachelor of science in Petroleum Engineering from Texas A&M University and a Master of Business Administration from Harvard University. He serves on the Texas A&M Look College of Engineering Advisory Council.

Paul D. Bell — Mr. Bell has been with us since 1996 and has served as Senior Vice President and President, Americas since March 2007. In this role, Mr. Bell is responsible for all sales, and customer support operations across the Americas region (other than our consumer business). From February 2000 until March 2007, Mr. Bell served as Senior Vice President and President, Europe, Middle East, and Africa. Prior to this, Mr. Bell served as Senior Vice President, Home and Small Business. Prior to joining Dell in July 1996, Mr. Bell was a management consultant with Bain & Company for six years, including two years as a consultant on our account. Mr. Bell received bachelor’s degrees in Fine Arts and Business Administration from Pennsylvania State University and a Master of Business Administration degree from the Yale School of Organization and Management.

Michael R. Cannon — Mr. Cannon joined us in February 2007 as President, Global Operations. In this role, he is responsible for our manufacturing, procurement, and supply chain activities worldwide. Prior to joining Dell, Mr. Cannon was President, Chief Executive Officer, and a director of Solectron Corporation from January 2003 to February 2007, and President, Chief Executive Officer, and a director of Maxtor Corporation (now a part of Seagate Technology) from July 1996 to January 2003. Mr. Cannon has also worked at IBM’s Storage Systems Division. He began his career in engineering at The Boeing Company, where he held a management position with the Manufacturing Research and Development organization.

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Mr. Cannon studied mechanical engineering at Michigan State University and completed Harvard Business School’s Advanced Management Program. He currently serves on the board of Adobe Systems.

Jeffrey W. Clarke — Mr. Clarke has served as Senior Vice President, Business Product Group since January 2003. In this role, he is responsible for worldwide engineering, design, development, and marketing of our business client products, including Dell OptiPlextm Desktops, Latitudetm Notebooks, Precisiontm Workstations, and Vostrotm desktops and notebooks. Mr. Clarke joined Dell in 1987 as a quality engineer and has served in a variety of engineering and management roles. In 1995 Mr. Clarke became the director of desktop development, and from November 2001 to January 2003 he served as Vice President and General Manager, Relationship Product Group. Mr. Clarke received a bachelor’s degree in Electrical Engineering from the University of Texas at San Antonio.

Andrew C. Esparza — Mr. Esparza joined us in 1997 as a director of Human Resources in the Product Group. He was named Senior Vice President, Human Resources in March 2007 and was named an executive officer in September 2007. In this role, he is responsible for driving the strategy and supporting initiatives to attract, motivate, develop, and retain world-class talent in support of our business goals and objectives. He also has responsibility for corporate security on a worldwide basis. He currently sits on the board of directors for aDellante, our internal networking group responsible for the development of Hispanic employees within the company. Prior to joining Dell, he held human resource positions with NCR Corporation from 1985 until 1997 and Bechtel Power Corporation from 1981 until 1985. Mr. Esparza earned a bachelor’s degree in business administration with a concentration in human resource management from San Diego State University.

Stephen J. Felice — Mr. Felice serves as Senior Vice President and President, Asia Pacific-Japan. He was named Senior Vice President in March 2007, after having served as Vice President, Asia Pacific-Japan since August 2005. Mr. Felice leads our operations throughout the APJ region, including sales and customer service centers in Penang, Malaysia, and Xiamen, China. Mr. Felice joined us in February 1999 and has held various executive roles in our sales and consulting services organizations. From February 2002 until July 2005, Mr. Felice was Vice President, Corporate Business Group, Dell Americas. Prior to joining Dell, Mr. Felice served as Chief Executive Officer and President of DecisionOne Corp. Mr. Felice also served as Vice President, Planning and Development, with Bell Atlantic Customer Services. He spent five years with Shell Oil in Houston. Mr. Felice holds a bachelor’s degree in business administration from the University of Iowa and a Master of Business Administration degree from the University of Houston.

Ronald G. Garriques — Mr. Garriques joined us in February 2007 as President, Global Consumer Group. In this role he is responsible for all aspects of our consumer business, including sales, marketing, and product design. Before joining Dell, Mr. Garriques served in various leadership roles at Motorola from February 2001 to February 2007, where he was most recently Executive Vice President and President, responsible for the Mobile Devices division. He also was Senior Vice President and General Manager of the Europe, Middle East, and Africa region for the Personal Communications Services division, as well as Senior Vice President and General Manager of Worldwide Products Line Management for the Personal Communications Services division. Prior to joining Motorola, Mr. Garriques held management positions at AT&T Network Systems, Lucent Technologies, and Philips Consumer Communications. Mr. Garriques holds a master’s degree in business administration from The Wharton School at the University of Pennsylvania, a master’s degree in mechanical engineering from Stanford University, and a bachelor’s degree in mechanical engineering from Boston University.

Mark Jarvis — Mr. Jarvis joined us in October 2007 as Senior Vice President, Chief Marketing Officer. In this role he is responsible for the company’s global marketing effort, spanning consumer and commercial businesses, including global brand, online, and communications. From April 2007 until October 2007, Mr. Jarvis served as a consultant to Dell in the Chief Marketing Officer role. From 2003 until 2007, Mr. Jarvis served as a marketing consultant to numerous Bay Area startups. From 1989 until 2003, Mr. Jarvis held various roles at Oracle, last serving as Chief Marketing Officer.

David A. Marmonti — Mr. Marmonti serves as Senior Vice President and President, Europe, Middle East, and Africa, having been appointed to that position in March 2007. In this role he is responsible for all business operations across the EMEA region, including sales and customer call centers in the region. Mr. Marmonti joined us in 1998 and has held a variety of roles, including Vice President and General Manager of our Public Business Group; Vice President and General Manger of our Mid-Markets and

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Preferred Corporate Accounts segments; Vice President and General Manager of our EMEA Home and Small Business division; Vice President of Marketing & e-business for the U.S. Consumer segment; and Director and General Manger of the U.S. Asset Recovery Business. Prior to joining Dell, Mr. Marmonti spent 16 years at AT&T in a variety of senior roles, including executive positions in sales and marketing, serving corporate customers. Mr. Marmonti holds a bachelor’s degree in business administration and marketing from the University of Missouri at St. Louis.

Stephen F. Schuckenbrock — Mr. Schuckenbrock joined us in January 2007 as Senior Vice President and President, Global Services. In September 2007, he assumed the additional role of Chief Information Officer. He is responsible for all aspects of our services business, with worldwide responsibility for Dell enterprise service offerings, and is also responsible for our global information systems and technology structure. Prior to joining us, Mr. Schuckenbrock served as Co-Chief Operating Officer and Executive Vice President of Global Sales and Services for Electronic Data Systems Corporation. Before joining EDS in 2003, he was Chief Operating Officer of The Feld Group, an information technology consulting organization. Mr. Schuckenbrock served as Global Chief Information Officer for PepsiCo from 1998 to 2000. Mr. Schuckenbrock earned a bachelor’s degree in business administration from Elon University.

Lawrence P. Tu — Mr. Tu joined us as Senior Vice President, General Counsel and Secretary in July 2004, and is responsible for overseeing Dell’s global legal department and governmental affairs. Before joining Dell, Mr. Tu served as Executive Vice President and General Counsel at NBC Universal for three years. Prior to his position at NBC, he was a partner with the law firm of O’Melveny & Myers LLP, where he focused on high technology, Internet, and media related transactions. He also served five years as managing partner of the firm’s Hong Kong office. Mr. Tu’s prior experience also includes serving as General Counsel Asia-Pacific for Goldman Sachs, attorney for the U.S. State Department, and law clerk for U.S. Supreme Court Justice Thurgood Marshall. Mr. Tu holds Juris Doctor and bachelor of arts degrees from Harvard University, as well as a master’s degree from Oxford University, where he was a Rhodes Scholar.

Executive Compensation

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis is designed to provide stockholders with an understanding of our compensation philosophy, core principles, and decision making process. It discusses the Leadership Development and Compensation Committee’s determinations of how and why, in addition to what, compensation actions were taken for the executive officers who are identified in the Summary Compensation Table below (the “Named Executive Officers”).

Specifically, the Leadership Development and Compensation Committee has the responsibilities listed below. For more information about the committee’s role, see the committee’s charter, which can be found on our website at www.dell.com/corporategovernance.

•	Reviewing with management and approving the compensation philosophy and core objectives for executive officers;

•	Evaluating the performance of the Chairman and Chief Executive Officer in light of the current business environment and our strategic objectives;

•	Reviewing with management and approving all forms of compensation to be provided to the executive officers, including establishing target opportunity levels, setting performance goals, and determining results;

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•	Acting as administrator of our compensation plans, including granting awards to executive officers; and

•	Evaluating the need for, and provisions of, employment contracts or severance arrangements for the executive officers.

The Leadership Development and Compensation Committee has delegated its authority with respect to compensation decisions for non-executive officer employees to the Chairman and Chief Executive Officer, subject to periodic review by the committee. The sections presented will follow in the order of the duties listed above.

Executive Compensation Philosophy and Core Objectives

We seek profitable revenue growth in a highly competitive industry that includes several other large branded competitors as well as a number of smaller branded and generic competitors. Our business strategy is evolving as we combine our direct customer model with relevant technologies and solutions, highly efficient manufacturing and logistics, and new distribution channels to reach commercial customers and individual consumers around the world. Accordingly, the Board and the Chief Executive Officer have defined the following four multi-year strategic corporate priorities:

•	Globalization — Focus on accelerating profitable revenue growth in developing areas of the world;

•	Product Leadership — Design and innovate around non-proprietary standards-based technologies to offer customers what they want, when they want it, and at a level of value they consider to be unparalleled;

•	Customer Experience — Focus on product quality and customer service to instill customer satisfaction, trust, and loyalty; and

•	Winning Culture — Recruit and develop a diverse workforce globally and provide a positive work environment, including recognition based on merit, a focus on customer commitment, the highest standards of integrity and ethical behavior, and community leadership.

The Leadership Development and Compensation Committee is committed to and responsible for designing, implementing, and administering a compensation program for executive officers that ensures appropriate linkage between pay, company performance, and results for shareholders. The committee seeks to increase shareholder value by rewarding performance with cost-effective compensation and ensuring that we can attract and retain the best executive talent through adherence to the following core compensation objectives:

•	Providing compensation commensurate with the level of success achieved, ranging from above-average overall rewards for performance that exceeds that of our peers to below-average compensation for below-average performance;

•	Providing a total compensation opportunity that is competitive with similar high-tech and other large global general industry companies that we compete with for talent;

•	Managing fixed costs by combining a conservative approach to base salaries and benefits, with more aggressive performance-dependent short- and long-term incentives;

•	Recognizing and rewarding the achievement of corporate, regional/business unit and individual performance goals; and

•	Heavily weighting the compensation package towards long-term, performance-dependent incentives to better align the interests of executives with shareholders.

Our compensation programs are designed to reward achievement of corporate priorities, and these programs will change from time to time as necessary to support the corporate priorities and as those priorities change. The specific principles, components, and decisions used in Fiscal 2007 to manage the compensation of executive officers are discussed in more detail below.

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Evaluating Chairman and CEO Performance

Process

All decisions relating to the compensation of the Chairman and the Chief Executive Officer are made by the Leadership Development and Compensation Committee in executive session, without management present. In assessing the compensation of the Chairman and Chief Executive Officer, the committee considers the performance of the company, the executive’s contribution to that performance, and other factors (including tenure and experience, retention concerns, and historical compensation) in the same manner as for any other executive officer.

Results

Fiscal 2007 was a challenging year for us in many ways. Increased pressure from competitors combined with poor execution led to an erosion of market share and ultimately culminated in a change of leadership. A number of long-term strategic initiatives, aimed at driving long-term sustainable performance and improving areas such as customer satisfaction, began to show positive results during the year; however, these positive results were overshadowed by our relatively weak financial performance. The compensation actions taken for the Chairman and the Chief Executive Officer and the other Named Executive Officers based on these results are discussed in the next section.

Executive Officer Compensation

The Total Compensation Package

Process — When making individual compensation decisions for executive officers, the committee takes many factors into account, including the individual’s performance, tenure, and experience; the performance of the company overall; any retention concerns; the recommendations of management; the individual’s historical compensation; and comparisons to other executive officers (both those of the company and those of our peer group).

Elements of the Total Compensation Package — The key elements of the compensation program for our executive officers are base salary, annual incentive bonus, long-term incentives, and benefits and perquisites.

The chart below is representative of the overall pay mix for our Named Executive Officers. The committee takes a holistic approach to executive compensation and balances the individual compensation elements for each executive officer individually. For example, because he is the company’s largest stockholder, Mr. Dell does not receive any long-term incentive compensation.

Pay Mix for Named Executive Officers

Pay Mix — Because executive officers are in a position to directly influence the overall performance of the company, and in alignment with our highly-leveraged pay-for-performance philosophy, a significant portion of their compensation is delivered in the form of performance-dependent, short- and long-term incentive programs. The level of performance-dependent pay varies for each executive based on level of responsibility, market practices, and internal equity considerations, as well as total share ownership.

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Competitive Market Assessment — The Leadership Development and Compensation Committee annually reviews market compensation levels for executive officers at similar high-tech and other large global general industry companies to determine whether the compensation components for our executive officers remain in the targeted ranges described below under “Market Positioning.” With the assistance of the human resources department, management collects and presents to the Leadership Development and Compensation Committee compensation data for the top five most highly-paid executive officers from a list of targeted comparator companies as well as data for all executive officers from published compensation surveys. These compensation surveys include data on high-tech and general industry pay practices for each executive position at companies similar in size and complexity to Dell. The compensation assessment includes an evaluation of base salary, target annual incentive opportunities, long-term incentive grant values, and benefits for each of our executive officers relative to similar positions in the market.

Each year, management develops the peer group for evaluating pay for the executive officers (excluding, in Fiscal 2007, Mr. Dell, who served as executive Chairman of the Board) based on those companies with which we compete for talent. The committee reviews and approves the peer group annually using an assessment of sales volumes, market capitalization, employment levels, product mix, and business results. The peer group used to evaluate executive pay practices at the beginning of Fiscal 2007 consisted of the following 23 companies:

• Advanced Micro Devices, Inc.	• Home Depot Inc.
• Apple Inc.	• Honeywell International Inc.
• Applied Materials Inc.	• Intel Corp.
• Best Buy Co., Inc.	• International Business Machines Corp.
• CDW Corp.	• Johnson & Johnson
• Cisco Systems Inc.	• Lexmark International Inc.
• Citigroup Inc.	• Microsoft Corp.
• Computer Sciences Corp.	• Oracle Corp.
• Electronic Data Systems Corp.	• Procter & Gamble Co.
• EMC Corp.	• Texas Instruments Inc.
• General Electric Company	• Wal Mart Stores Inc.
• Hewlett Packard Co.

Because only four of the above comparable companies employ full-time, non-CEO, Chairman of the Board positions, the Leadership Development and Compensation Committee included additional data from other large global general industry companies to evaluate market pay practices for Mr. Dell, who held such a position at Dell for most of Fiscal 2007. Specifically, the comparator group for the Chairman position consisted of 12 companies with annual revenues of at least $10 billion, as follows:

• Anheuser-Busch Companies Inc.	• D R Horton, Inc.
• Best Buy Co., Inc.	• Kroger Co.
• Citigroup Inc.	• Oracle Corp.
• Coca-Cola Company	• Pulte Homes Inc.
• ConocoPhillips Company	• The Travelers Companies Inc.
• Costco Wholesale Corporation	• Texas Instruments Inc.

Market Positioning — The Leadership Development and Compensation Committee targets base salary and benefits at the median of competitive market practices and variable compensation (annual incentives and the grant value of long-term incentives) at the 75th percentile of the market for each component. The committee believes that above-average overall pay positioning will allow us to attract and retain the appropriate level of executive talent while appropriately rewarding high performance through stretch performance objectives. The actual target compensation for each individual executive may be higher or lower than the targeted market position based on such factors as individual skills, experience, contribution and performance, internal equity, or other factors that the committee may take into account that are relevant to the individual executive. In addition, actual compensation results (e.g., amounts earned and paid each year) may be higher or lower than target based on corporate, regional/business unit, and individual performance.

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Individual Compensation Components

Base Salary

Design — Our philosophy is that base salaries should meet the objectives of attracting and retaining the executive officers needed to run the business. The base salaries are targeted at market median levels, although each executive officer may have a base salary above or below the median of the market. Actual individual salary amounts are not objectively determined, but instead reflect the committee’s judgment with respect to each executive officer’s responsibility, performance, experience, and other factors, including any retention concerns, the individual’s historical compensation, and internal equity considerations. During Fiscal 2007, the Leadership Development and Compensation Committee relied significantly on the input and recommendations of Mr. Dell as Chairman and Mr. Rollins as Chief Executive Officer when evaluating factors relative to the other executive officers in order to approve salary adjustments.

Results — As noted above, in recent years the Leadership Development and Compensation Committee made a decision to allocate more compensation to the performance-dependent elements of the total compensation package. As a result, in Fiscal 2006 and Fiscal 2007, annual salary increases among executive officers generally were somewhat modest as more focus was placed on the annual incentive bonus. The Named Executive Officer salaries are all below the median of the market, and other than Mr. Dell, each Named Executive Officer received a modest raise for Fiscal 2007 designed to keep the salary close to the market median. Mr. Dell did not receive a raise because the committee determined that the key component of his compensation was performance-based bonus.

Annual Incentive Bonus

Design — The annual incentive bonus plan is designed to align executive officer pay with overall company financial performance, as well as performance against strategic initiatives in the short-term. The plan provides a reward based on the achievement of corporate, regional/business unit, and individual performance objectives.

Annual incentives for executive officers are subject to the Executive Annual Incentive Bonus Plan. This plan was designed to qualify as tax-deductible under Section 162(m) of the Internal Revenue Code, and was approved by stockholders at the 2003 annual meeting.

The Leadership Development and Compensation Committee establishes a target incentive opportunity for each executive officer expressed as a percent of base salary. As explained in the chart under “Elements of the Total Compensation Package” above, the base salary and annual incentive bonus components of the pay mix are generally equal in amount, each comprising approximately 10% of the pay mix. Therefore, most Named Executive Officers were granted a target incentive opportunity equal to their base salary. Mr. Dell and Mr. Rollins, the individuals with the greatest overall responsibility for company performance, were granted larger incentive opportunities in comparison to their base salaries in order to weight their overall pay mix even more heavily towards performance-based compensation. For the Named Executive Officers, the target annual incentives for Fiscal 2007 were as follows:

Target Incentive as a
Named Executive Officer	% of Base Salary[a]

Mr. Dell	200%
Mr. Carty	—% [b]
Mr. Bell	100%
Mr. Felice	100%
Mr. Rollins	300%
Mr. Schneider	100%
Mr. Parra	100%

a —	To qualify for tax deductibility under Section 162(m) of the Internal Revenue Code, the maximum payout was capped at 0.10% of consolidated net income for each executive, with the exception of Mr. Dell and Mr. Rollins, whose payouts were capped at 0.20% of consolidated net income.

b —	Mr. Carty joined the company as an executive officer in January 2007 and was not eligible for an annual incentive bonus for Fiscal 2007.

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To arrive at a payout number, the target percentage of salary for each executive officer is multiplied by a formula based on corporate performance, regional or business unit performance, and the achievement of individual performance goals. The formula is illustrated below.

Target Annual Incentive	X	Corporate Performance Modifier (0%-300%)	X	Regional/Business Unit Performance Modifier (50%-150%)	X	Individual Performance Modifier (0%-150%)

Corporate Performance Target — At the end of the year, the Leadership Development and Compensation Committee evaluates company performance against specific financial and strategic performance targets set at the beginning of the year and modifies the bonus payout to 0% to 300% of the target. For Fiscal 2007, the financial performance objectives were revenue growth and operating income margin objectives, as follows:

	Threshold	Target	Maximum

Revenue Growth	5.0%	10.0%	20.0%
Operating Income Margin	7.0%	7.8%	8.6%

Results — For Fiscal 2007, we did not achieve either revenue growth or operating income margin at the threshold level. Consequently, the committee set the corporate performance modifier at 0%, the other modifiers were not applied, and the formulaic payout results were zero.

Regional/Business Unit and Individual Performance — After the corporate performance modifier is set, the following additional modifiers are applied to determine individual payout amounts:

•	Performance of the executive’s regional/business unit; and

•	A subjective evaluation of each executive’s individual performance and contribution during the year.

Each of these factors can result in further modification of the executive’s payout as indicated. Upward adjustments must be offset by downward adjustments for other executives, as the aggregate payouts cannot exceed the total amount funded and approved by the Leadership Development and Compensation Committee based on corporate performance. As mentioned above, the regional/business unit and individual performance modifiers were not applied for Fiscal 2007 as we did not meet the corporate performance thresholds.

Strategic Priorities Targets — The Leadership Development and Compensation Committee has the discretion to adjust the formulaic payout results based on company performance against specific strategic priorities established for the year. For Fiscal 2007, these included objectives in the areas of Customer Experience, Winning Culture and Global Growth.

Fiscal 2007 Strategic Initiatives[a]	Fiscal 2007 Goal	Fiscal 2007 Results

Customer Experience
Customer Satisfaction score	90% Positive	75% Positive
Online Customer Satisfaction score	90% Positive	<90% Positive
Winning Culture All Tell Dell Metrics	>75% Positive	76% Positive
Leadership Imperative Participation	100%	88%
Global Growth[b]

a —	The committee believes that the performance objectives established for each of these strategic initiatives represent meaningful improvements for the organization and, therefore, are reasonably difficult to attain.

b —	Management believes, and the committee concurs, that the specific strategic initiatives and performance goals established for the “Global Growth” strategic priority during Fiscal 2007 represent confidential business information, the disclosure of which would result in meaningful competitive harm.

Based on the results described above, the Leadership Development and Compensation Committee did not adjust the formulaic payout results, and no annual incentive payments were made to the executive officers.

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Long-Term Incentives

Design — Long-term incentives are the most significant element of total executive officer compensation. Performance-dependent components of compensation comprise much of this element, consistent with our philosophy of driving performance and thereby aligning the interests of executives with other stockholders. These incentives are designed to motivate executive officers to improve financial performance and stockholder value, as well as encouraging the long-term employment of the executive officers. These incentives include a variety of stock and cash vehicles, such as:

•	Stock options

•	Restricted stock units (“RSUs”)

•	Performance-based restricted stock units (“PBUs”)

•	Long-term cash awards

Historically, we relied primarily on stock option awards in granting long-term incentives. However, in Fiscal 2007 the Leadership Development and Compensation Committee redesigned the long-term incentives for the executive officers. In addition to using stock options, the committee introduced PBUs that reward the achievement of specific business objectives as well as stock appreciation, and approved new long-term cash engagement awards to introduce an additional incentive for executive officers to remain with the company over the next four years.

The specific mix of options and PBUs as a percent of total long-term incentives varied for each executive officer based on the Chairman’s and the Chief Executive Officer’s assessments of the perceived value of each vehicle for each executive officer.

In awarding new long-term incentives, the Leadership Development and Compensation Committee also considers level of responsibility, prior experience, and individual performance criteria, as well as the compensation practices of the peer group of companies used to evaluate total compensation. The objective is to provide executive officers with above-average long-term incentive award opportunities targeted at the 75th percentile of peer practices for on-going, annual awards, while also offering additional cash retention incentives to executive officers other than the Chairman and the Chief Executive Officer. The long-term incentive program is designed to be highly leveraged, ensuring that if our stockholder returns exceed industry norms, actual gains will exceed industry norms, while also meeting our need to retain executive talent in a highly competitive market.

We do not backdate options or grant options or other equity awards retroactively. In addition, we do not purposely schedule option awards or other equity grants prior to the disclosure of favorable information or after the announcement of unfavorable information. Options are generally granted at fair market value on a fixed or predetermined date. All equity grants to executive officers require the approval of the Leadership Development and Compensation Committee. In general, awards under our annual long-term incentive grant process are made on predetermined Board meeting dates.

Fiscal 2007 Equity Opportunities — In Fiscal 2007 the Leadership Development and Compensation Committee established the following target long-term equity incentive opportunities (estimated value at grant and granted in the indicated combination of stock options and PBUs) for each Named Executive Officer:

	Target Fiscal 2007	Award Mix
Named Executive Officer	Grant Value	Options	PBUs

Mr. Dell	—[a]	—	—
Mr. Carty	—[b]	—	—
Mr. Bell	$4,500,000	40%	60%
Mr. Felice	4,500,000	51%	49%
Mr. Rollins	9,360,000	52%	48%
Mr. Schneider	4,500,000	51%	49%
Mr. Parra	4,500,000	51%	49%

a —	As Dell’s founder and largest individual stockholder, Mr. Dell does not receive any long-term incentive compensation.

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b —	Mr. Carty joined the company as an executive officer in January 2007 and was not eligible for long-term awards as part of the annual grant for Fiscal 2007. He did receive stock option and RSU awards as part of his new hire compensation package. See “Summary Compensation Table” below.

•	Stock Options — Stock options are designed to reward executive officers for the increase in Dell’s stock price over time. Options represent the high-risk and potential high-return component of our total long-term incentive program, as the realizable value of each option can fall to zero if the stock price is lower than the exercise price established on the date of grant.

The size of stock option grants for executive officers is based primarily on the target dollar value of the award translated into a number of option shares based on the estimated economic value on the date of grant, as determined using the Black-Scholes option pricing formula. As a result, the number of shares underlying stock option awards will typically vary from year to year, as it is dependent on the price of Dell common stock on the date of grant. In addition, the size of the award will vary based on the target mix of options and PBUs, which varies for each executive officer.

In March 2006, the Leadership Development and Compensation Committee approved grants of stock options to each of the executive officers (other than Mr. Dell) as part of our annual stock option grants. These options had an exercise price equal to the fair market value of Dell common stock on the date of grant (determined as the average of the high and low stock price on The NASDAQ Stock Market on the date of grant) and vest ratably over five years (20% per year) beginning on the first anniversary of the date of grant. Because the exercise price of these options is equal to the fair market value of Dell’s common stock on the date of grant, these stock options will deliver a reward only if the stock price appreciates from the price on the date the stock options were granted. This design is intended to focus the executive officers on the long-term enhancement of stockholder value.

After we delayed filing our Annual Report on Form 10-K for Fiscal 2007, we suspended the exercise of employee stock options. As a result, some stock options expired while the holders had no ability to exercise them or otherwise prevent their expiration. The Leadership Development and Compensation Committee determined that we should nevertheless provide certain of the affected individuals with the value that they would have received had they been permitted to exercise the options. Therefore, we agreed to pay those individuals cash payments generally equal to the in-the-money value of the options at expiration. We will make those payments within 45 days after we file our Annual Report on Form 10-K for Fiscal 2007. The group of affected individuals included current and former executive officers. Because these payments are intended to compensate the affected individuals for the value they would have received had their options been exercisable, the payments were not considered in making other compensation decisions.

•	RSUs — Like stock options, RSUs are designed to reward executives for increases in our stock price over time. RSUs also provide a deferral of vesting and payout to help retain executive officers. RSUs are denominated in full shares of the company’s common stock and, therefore, have a more stable value over time as the stock price goes up or down (as compared to options, which only have value if the stock price increases).

•	PBUs — PBUs are designed to reward participants for the achievement of near-term financial objectives, while also providing a deferral of vesting and payout to help retain executive officers. Like RSUs, PBUs are denominated in full shares of the company’s common stock and, therefore, have a more stable value over time as the stock price goes up or down.

The size of PBU grants is based on a target dollar value of the award divided by the stock price on the date of grant. The actual number of shares earned is determined based on company performance measured over a one-year period against predetermined performance goals. Shares granted in Fiscal 2007 vest ratably over a five-year period beginning on the date of grant.

For Fiscal 2007, the following revenue growth and minimum operating margin goals were used as performance measures. Even if the revenue growth goal is achieved, the minimum operating margin goal must also be achieved at or above threshold for any shares to be earned. The table below provides the threshold, target, and maximum performance levels and the percentage of shares

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earned at these levels. The percentage of shares earned is prorated within the ranges below based on the performance level.

Performance Goals	Threshold	Target	Maximum

Revenue (in billions)	$57.6	$61.5	$64.3
(Year-over-Year Revenue Growth)	3%	10%	15%
Minimum operating margin	6%	6%	6%
Shares Earned (Percent of Initial Shares Granted)	0%	100%	120%

Since none of the performance goals were achieved during Fiscal 2007, no PBU shares were earned by any of the executive officers.

•	2003 and 2006 Long-Term Cash Incentive Bonus Awards — The Named Executive Officers, other than Mr. Dell, Mr. Carty, and Mr. Rollins, are eligible for payments under these previously approved programs. Because we did not achieve the threshold targets for corporate performance specified in the programs, no amounts were earned under either program for Fiscal 2007. Amounts earned under these programs for prior years will be paid in Fiscal 2008 or Fiscal 2009.

•	2007 Long-Term Cash Incentive Awards — In March 2006, the Leadership Development and Compensation Committee implemented the 2007 Long-Term Cash Award Program. All executive officers employed at that time other than Mr. Dell and Mr. Rollins were eligible for cash engagement awards under this program. As Dell has become recognized for our high-quality leaders, our executives have increasingly become targets for recruitment to key positions in other organizations. This program is intended to better balance our existing long-term compensation programs between cash and equity awards, and to enhance the overall holding power of our compensation package.

These cash awards vest and will be paid out in increments over a four-year period and represent compensation in addition to targeted market pay positioning for each executive officer. These awards are contingent only upon continued employment through the annual vesting period which ends in March of each fiscal year. If the executive officer’s employment terminates, other than due to death or permanent disability, the executive forfeits all subsequent payouts. The value of the award for each executive officer was determined at the recommendation of the Chairman and the Chief Executive Officer based on an assessment of the holding power of current long-term incentives for each executive officer, retention risk, and each individual’s impact on the organization.

The following table sets forth the awards and vesting periods for each of the Named Executive Officers under this program. Neither Mr. Dell nor Mr. Rollins was eligible for these cash awards. Mr. Carty joined the company as an executive in January 2007 and thus did not receive an award under this program.

		Fiscal 2008	Fiscal 2009	Fiscal 2010	Fiscal 2011
Named Executive Officer	Total Grant	Vesting	Vesting	Vesting	Vesting

Mr. Bell	$4,000,000	—	$1,200,000	$1,300,000	$1,500,000
Mr. Felice	5,000,000	$800,000	1,000,000	1,400,000	1,800,000
Mr. Schneider[a]	8,000,000	—	2,666,667	2,666,667	2,666,667
Mr. Parra[a]	4,000,000	—	1,200,000	1,300,000	1,500,000

a —	Both Mr. Schneider and Mr. Parra resigned from the company before the first vesting date and, therefore, forfeited these amounts.

     Benefits and Perquisites

Our policy is to provide limited benefits and perquisites for executive officers. While perquisites do not constitute a significant part of executive officer compensation, the Leadership Development and Compensation Committee believes that limited benefits and perquisites are generally a typical component of total remuneration for executives in industries similar to ours and that providing such benefits is important to delivering a competitive package to retain executive officers. Specific perquisites and benefits include:

Deferred Compensation Plan — We maintain a nonqualified deferred compensation plan that is available to all Dell executives. For a description of the terms of this plan, as well as information about the account

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balances held by each of the Named Executive Officers, see “Other Benefit Plans — Deferred Compensation Plan” below.

Financial counseling and tax preparation services — Each executive officer is entitled to reimbursement, up to $12,500 annually, for financial counseling services (including tax preparation). Actual costs are reimbursed, and the income is imputed to the executive officer for federal income tax purposes.

Annual physical — We pay for a comprehensive annual physical for each executive officer and his or her spouse and reimburse for associated travel and lodging, all subject an annual maximum of $5,000 per person.

Technical Support — We provide our executive officers with technical support (personal and business) and, in come cases, certain home network equipment. The incremental cost of providing these services is limited to the cost of hardware provided and is insignificant.

Other — The executive officers participate in our other benefit plans on the same terms as other employees. These plans include medical, dental and life insurance benefits; our 401(k) retirement savings plan; and our employee stock purchase plan. See “Other Benefit Plans” below.

Stock Ownership Guidelines

The Board has established stock ownership guidelines for themselves and our executive officers to more closely link their interests with those of other Dell stockholders. Under those guidelines, non-employee directors must maintain ownership of Dell common stock having an aggregate value equal to at least 300% of their annual retainer, the Chairman and Chief Executive Officer must maintain ownership of stock having an aggregate value equal to at least 500% of base salary, and all other executive officers must maintain ownership of stock having an aggregate value equal to at least 400% of base salary. A person has three years after becoming subject to the guidelines to attain the specified minimum ownership position. Unvested restricted stock or stock units may be used to satisfy these minimum ownership requirements, but unexercised stock options may not. We believe these ownership guidelines to be in line with the prevalent ownership guidelines among our recognized peer companies.

Compliance with these guidelines is evaluated once each year using the average closing price of Dell common stock during the previous fiscal year. As of the last evaluation in May 2007, all directors and executive officers met their ownership requirements.

Administration of Compensation Plans

The Leadership Development and Compensation Committee approves every compensation action for executive officers, including equity awards, which are effective on the day of approval. In addition, the committee annually conducts a comprehensive review of all compensation and benefit plans for the company, with a view to ensuring compliance, fairness, cost competitiveness, and adherence to our pay-for-performance philosophy. While the committee was expecting better company performance in the past year, it is confident that the executive officers reaped rewards commensurate with their individual and Dell’s overall performance.

Employment Agreements, Severance, and Change-in-Control Arrangements

Substantially all of Dell’s employees enter into a standard employment agreement upon commencement of their employment. The standard employment agreement primarily addresses intellectual property and confidential and proprietary information matters and does not contain provisions regarding compensation or continued employment.

We did not have any special employment agreement with any of our executive officers, nor did we provide them with any kind of contractual severance or change-in-control benefits, during Fiscal 2007. We have recently begun to implement special employment agreements with our executive officers that contain non-solicitation and non-competition agreements and also provide for the payment of specified severance upon termination of employment. On September 6, 2007, the Leadership Development and Compensation Committee approved new severance arrangements for the executive officers other than Mr. Dell. Under the new agreements, if an executive officer’s employment is terminated without cause, the executive will receive a severance payment equal to 12 months’ base salary and target bonus. The agreements also

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obligate each executive officer to comply with certain noncompetition and nonsolicitation obligations for a period of 12 months following termination of employment. We previously entered into separate severance arrangements with Michael R. Cannon and Ronald G. Garriques upon commencement of their employment in February 2007. The new severance arrangements will not be applicable to either Mr. Cannon or Mr. Garriques until the expiration of their current arrangements. No executive officer severance payments would have been required as of the last business day of Fiscal 2007.

All of our equity awards contain provisions that accelerate the vesting of the awards upon the death or permanent disability of the holder. These provisions are generally applicable to all Dell employees, including the executive officers. In addition, the Leadership Development and Compensation Committee has authority under our stock plans to issue awards with provisions that accelerate vesting and exercisability in the event of a change-in-control and to amend existing awards to provide for such acceleration. To date, the committee has not elected to include change-in-control acceleration provisions in any awards.

Other Factors Affecting Compensation

In establishing total compensation for the executive officers, the Leadership Development and Compensation Committee considered the effect of Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation paid to each “covered employee” (generally, the chief executive officer and the three other highest paid officers other than the chief financial officer) to $1 million, unless it is performance based. To the extent practical, the committee intends to preserve deductibility, but may choose to provide compensation that is not deductible if necessary to attract, retain and reward high-performing executives.

Compensation Committee Report

The Leadership Development and Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on that review and those discussions, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Dell’s Annual Report on Form 10-K for the Fiscal year ended February 2, 2007, and Dell’s 2007 proxy statement. This report is provided by the following independent directors, who comprise the committee.

THE LEADERSHIP DEVELOPMENT AND
COMPENSATION COMMITTEE

Michael A. Miles, Chair
Alan (A.G.) Lafley
Judy C. Lewent
Klaus S. Luft

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Summary Compensation Table

The following table summarizes the total compensation for Fiscal 2007 for the following persons: Michael S. Dell (who served as Chairman of the Board and, beginning January 31, 2007, principal executive officer), Kevin B. Rollins (who served as principal executive officer until January 31, 2007), Donald J. Carty and James M. Schneider (each of whom served as principal financial officer during a portion of the year), and Paul D. Bell, Stephen J. Felice, and Rosendo G. Parra (the three other most highly compensated individuals who were serving as executive officers at the end of Fiscal 2007). These persons are referred to as the “Named Executive Officers.”

Fiscal 2007 Summary Compensation Table

						Non-Equity
Name and	Fiscal			Stock	Option	Incentive Plan	All Other
Principal Position	Year	Salary	Bonus	Awards[a]	Awards[a]	Compensation[b]	Compensation[c]		Total

Michael S. Dell	2007	$950,000	—	—	$2,485,008	—	$1,060,881		$4,495,889
Chairman and Chief Executive Officer
Donald J. Carty[d]	2007	51,154	—	$133,655	146,320	—	20,000		351,129
Vice Chairman and Chief Financial Officer
Paul D. Bell	2007	594,231	—	—	2,815,494	—	5,414,916		8,824,641
Senior Vice President and President, Americas
Stephen J. Felice	2007	491,346	—	113,264	1,043,080	—	5,559,474		7,207,164
Senior Vice President and, President, Asia-Pacific/Japan
Kevin B. Rollins	2007	950,000	—	—	7,574,388	—	23,950		8,548,338
Former President and Chief Executive Officer
James M. Schneider	2007	614,231	—	—	2,652,274	—	8,025,211	[e]	11,291,716
Former Senior Vice President and Chief Financial Officer
Rosendo G. Parra	2007	594,231	—		1,651,650	—	4,018205[e]		6,264,085
Former Senior Vice President, Americas

a—	Represents the dollar amount of equity compensation cost recognized for financial reporting purposes with respect to Fiscal 2007, computed in accordance with SFAS 123(R), excluding the impact of estimated forfeitures for service-based vesting conditions. See Note 6 of Notes to Consolidated Financial Statements included in “Part II — Item 8 — Financial Statements and Supplemental Data” of our Annual Report on Form 10-K for Fiscal 2007 for a description of the assumptions used in that computation. The actual value realized by the Named Executive Officer with respect to stock awards will depend on the market value of Dell common stock on the date the stock is sold, and with respect to option awards, will depend on the difference between the market value of Dell common stock on the date the option is exercised and the exercise price. The terms of these awards are described in footnote g to the “Grants of Plan Based Awards” table below

b —	Represents amounts earned under the Executive Annual Incentive Bonus Plan, the 2006 Long-Term Cash Incentive Bonus Program, and the 2003 Long-Term Cash Incentive Bonus Program. Because we did not achieve the threshold targets for corporate performance specified in the plans, no amounts were earned under these plans in Fiscal 2007.

c —	Includes cash engagement awards. See “Compensation Discussion and Analysis — Long-Term Incentives — 2007 Long-Term Cash Incentive Awards.” Payouts of these awards are contingent upon continued employment through the vesting and payout date.

Also includes the cost of providing various perquisites and personal benefits, as well the value of our contributions to the company-sponsored 401(k) plan and deferred compensation plan, and the amount we paid for term life insurance coverage under health and welfare plans. See “Compensation Discussion and Analysis — Benefits and Perquisites.” In addition, during Fiscal 2007, Mr. Bell and Mr. Felice received payments in connection with their expatriate assignments to cover housing, automobile and other expenses, as well as tax equalization.

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The following table provides detail for the aggregate “All other Compensation” for each of the Named Executive Officers.

	Mr. Dell	Mr. Carty	Mr. Bell	Mr. Felice	Mr. Rollins	Mr. Schneider	Mr. Parra

Engagement Awards	$—	$—	$4,000,000	$5,000,000	$—	$8,000,000	$4,000,000
401(k) matching contributions	8,800	—	8,800	8,800	8,800	8,800	8,800
Term life insurance	1,081	—	—	828	2,650	1,663	980
Financial counseling/tax prep	—	—	2,350	4,400	12,500	12,500	—
Annual physical exam	—	—	—	—	—	2,248	1,794
Security	1,051,000	—	—	—	—	—	—
Sales award trip	—	—	—	—	—	—	6,631
Director retainer	—	20,000	—	—	—	—	—
Expat expenses:
Automobile expenses	—	—	77,370	44,037	—	—	—
Housing and furnishings	—	—	300,075	195,308	—	—	—
Other expenses	—	—	40,216	50,633	—	—	—
Taxes	—	—	104,893	115,000	—	—	—
Tax gross up	—	—	150,340	140,468	—	—	—
UK National Insurance	—	—	730,872	—	—	—	—

The amount shown for Mr. Dell’s security costs represents the amount of company-paid expenses relating to personal and residential security. This security is provided to Mr. Dell pursuant to a Board-authorized security program. The Board believes that Mr. Dell’s personal safety and security are of vital importance to the company’s business and prospects and, therefore, that these costs are appropriate corporate business expenses. Nevertheless, because these costs can be viewed as conveying personal benefits to Mr. Dell, they are reported as perquisites in this column. In conjunction with our security operations, we also provide certain security services to members of Mr. Dell’s immediate family and at locations other than Mr. Dell’s principal residence. Mr. Dell fully reimburses the company for the incremental costs attributable to such services.

d —	Mr. Carty joined the company as Vice Chairman and Chief Financial Officer in January 2007, and is no longer eligible for any additional compensation for his Board service. Amounts in this table reflect his director compensation earned for Fiscal 2007. The amount shown in the Stock Awards column represents $112,597 for his director grants and $21,058 for his employee grants, and the amount under Options Awards represents $122,728 for his director grants and $23,592 for his employee grants. Mr. Carty’s $20,000 director retainer fee for Fiscal 2007 is reflected under “All Other Compensation.”

e —	Mr. Schneider and Mr. Parra both resigned from the company before the first vesting date and, therefore, forfeited their cash engagement awards. Mr. Schneider actually only received $25,211 and Mr. Parra actually only received $18,205 of “All Other Compensation.”

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Incentive Plan Based Awards

The following table sets forth certain information about plan based awards that were made to the Named Executive Officers during Fiscal 2007. For more information about the plan under which these awards were granted, see the “Compensation Discussion and Analysis” above.

Grants of Plan-Based Awards in Fiscal 2007

											All other
											Options
									All Other		Awards:
									Stock Awards:		Number of		Exercise or
									Number of		Securities		Base Price
	Grant	Estimated Future Payouts Under Non-equity Incentive Plan Awards[a]			Estimated Future Payouts Under Equity Incentive Plan Awards				Shares of		Underlying		of Option	Grant Date
Name	Date	Threshold	Target	Maximum	Threshold	Target		Maximum	Stock Units		Options		Awards[b]	Fair Value

Mr. Dell	3/9/06	$0	$1,900,000	$12,825,000

Mr. Carty	7/21/06										15,775	[c]	$19.55	$104,367
	7/21/06								7,780	[c]				152,099
	1/2/07										190,000	[d]	25.27	1,414,984
	1/2/07								50,000	[e]				1,263,500

Mr. Bell	3/9/06	0	550,000	3,712,500
	3/9/06				0	90,000	[f]	108,000						2,605,500
	3/9/06										220,000	[g]	28.95	1,543,080

Mr. Felice	3/9/06	0	425,000	2,868,705
	3/9/06				0	75,000	[f]	90,000						2,171,250
	3/9/06										280,000	[g]	28.95	1,963,920

Mr. Rollins	3/9/06	0	2,850,000	19,237,500
	3/9/06				0	150,000	[f]	180,000						4,342,500
	3/9/06										600,000	[g]	28.95	4,208,400

Mr. Schneider	3/9/06	0	570,000	3,847,500
	3/9/06				0	75,000	[f]	90,000						2,171,250
	3/9/06										280,000	[g]	28.95	1,963,920

Mr. Parra	3/9/06	0	550,000	3,712,500
	3/9/06				0	75,000	[f]	90,000						2,171,250
	3/9/06										280,000	[g]	28.95	1,963,920

a —	Because we did not achieve either revenue growth or operating income margin threshold goals, no annual incentive payouts were made for Fiscal 2007. See “Compensation Discussion and Analysis — Individual Compensation Components — Annual Incentive Bonus.”

b —	The exercise price is calculated using the average of the high and low sales prices for Dell common stock on the date of grant. The closing sales price of Dell common stock on March 9, 2006 was $28.90, the closing price on July 21, 2006 was $19.91, and the closing price on December 29, 2006 (the last trading day prior to the January 2, 2007 grant date) was $25.09.

c —	These awards were made to Mr. Carty in his capacity as a member of the Board of Directors prior to his becoming an executive officer. These awards are subject to the same vesting and expiration terms as the other director awards described under “Director Compensation During Fiscal 2007.” The stock award includes, 3,944 shares of restricted stock granted as an annual restricted stock award and 3,836 shares of restricted stock was granted in lieu of Mr. Carty’s $75,000 annual retainer. As an executive officer, he will no longer receive additional compensation for serving on the Board of Directors.

d —	Mr. Carty’s equity awards have the same expiration provisions as described in footnote g, except that all unvested awards will continue to vest upon Mr. Carty’s termination of employment so long as he remains a member of the Board of Directors.

e —	Represents restricted stock that vests ratably over five years (20% per year) beginning on the first anniversary of the date of grant. All unvested restricted stock will be forfeited upon Mr. Carty’s resignation or termination as a Dell employee and member of the Board of Directors.

f —	Represents PBUs granted, assuming all shares were earned at the target level. The actual number of shares earned was zero because the company failed to achieve the applicable performance targets. See “Compensation Discussion and Analysis — Long Term Incentives — PBUs.”

g —	Represents stock options with an exercise price equal to the fair market value of Dell common stock on the date of grant. These options vest and become exercisable ratably over five years (20% per year) beginning on the first anniversary of the date of grant. All unvested options expire upon the termination of employment for any reason other than death or permanent disability. All unvested options vest immediately upon death or permanent disability, and all options expire one year later. If employment is terminated for conduct detrimental to the company, all options (whether or not vested) expire immediately. If employment is terminated as a result of normal retirement, vested options expire the third year after such retirement. If employment is terminated for any other reason, all vested options expire 90 days after such termination. In any event, the options expire ten years

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from the date of grant unless otherwise expired as described above. All options are transferable to family members under specified circumstances.

The following table sets forth certain information about outstanding option and stock awards held by the Named Executive Officers as of the end of Fiscal 2007.

Outstanding Equity Awards at Fiscal 2007 Year-End

	Option Awards						Stock Awards
									Equity Incentive Plan
									Awards
										Market
								Market	Number of	Payout Value
							Number of	Value of	Unearned	of Unearned
							Shares or	Shares or	Shares,	Shares,
							Units of	Units of	Units or	Units or
	Number of Securities Underlying				Option	Option	Stock that	Stock that	Other Rights	Other Rights
	Unexercised Options				Exercise	Expiration	Have Not	Have Not	That Have	That Have
Name	Exercisable		Unexercisable		Price	Date	Vested	Vested[a]	Not Vested	Not Vested[a]

Mr. Dell	4,800,000		—		$28.90	7/17/2008
	805,595		—		44.69	9/23/2009
	900,000		—		43.44	3/2/2010
	145,555		—		45.90	3/24/2010
	350,000		—		37.59	8/22/2010
	500,000		—		22.94	2/12/2011
	307,285		—		21.72	3/23/2011
	500,000		—		24.09	6/18/2011
	400,000		100,000	[b]	27.64	3/7/2012
	64,940		—		21.39	3/22/2012
	240,000		160,000	[c]	26.19	3/6/2013
	400,000		—		34.24	9/4/2013
	400,000		—		32.99	3/4/2014

Mr. Carty	192,000	[d]	—		9.26	7/18/2007
	22,492	[d]	—		28.90	7/17/2008
	16,284	[d]	—		43.91	7/16/2009
	16,298	[d]	—		52.16	7/20/2010
	24,080	[d]	—		28.24	7/19/2011
	28,420	[d]	—		26.32	7/18/2012
	11,996	[d]	—		33.35	7/18/2013
	7,492	[d]	—		35.60	7/16/2014
	7,539	[d]	—		40.91	7/15/2015
	15,775	[d]	—		19.55	7/21/2016
	—		190,000	[e]	25.27	1/2/2017
							56,576 [f]	$1,330,668

Mr. Bell	36,800		—		9.26	7/18/2007
	23,996		—		16.67	3/5/2008
	346,060		—		28.90	7/17/2008
	58,461		—		30.43	3/26/2009
	100,700		—		44.69	9/23/2009
	400,000		—		43.44	3/2/2010
	32,679		—		45.90	3/24/2010
	200,000		—		37.59	8/22/2010
	200,000		—		22.94	2/12/2011
	82,656		—		21.72	3/23/2011
	1,000,000		—		24.09	6/18/2011
	200,000		—		22.10	9/6/2011
	160,000		40,000	[b]	27.64	3/7/2012
	160,000		40,000	[g]	25.45	9/5/2012
	90,000		60,000	[c]	26.19	3/6/2013
	150,000		—		34.24	9/4/2013
	150,000		—		32.99	3/4/2014
	150,000		—		35.35	9/2/2014
	200,000		—		40.17	3/3/2015
	—		220,000	[h]	28.95	3/9/2016
									90,000 [i]	2,116,800

www.dell.com/investor

	Option Awards						Stock Awards
									Equity Incentive Plan
									Awards
										Market
								Market	Number of	Payout Value
							Number of	Value of	Unearned	of Unearned
							Shares or	Shares or	Shares,	Shares,
							Units of	Units of	Units or	Units or
	Number of Securities Underlying				Option	Option	Stock that	Stock that	Other Rights	Other Rights
	Unexercised Options				Exercise	Expiration	Have Not	Have Not	That Have	That Have
Name	Exercisable		Unexercisable		Price	Date	Vested	Vested[a]	Not Vested	Not Vested[a]

Mr. Felice	80,000		—		41.13	2/22/2009
	30,000		—		41.00	8/12/2009
	50,350		—		44.69	9/23/2009
	76,191		—		45.94	3/3/2010
	15,686		—		45.90	3/24/2010
	158,600		—		37.59	8/22/2010
	20,796		—		22.94	2/12/2011
	50,000		—		24.09	6/18/2011
	15,774		—		22.10	9/6/2011
	7,567		7,567	[b]	27.64	3/7/2012
	43,144		21,572	[g]	25.45	9/5/2012
	8,120		16,240	[c]	26.19	3/6/2013
	72,280		—		34.24	9/4/2013
	32,515		—		32.99	3/4/2014
	29,705		—		35.35	9/2/2014
	56,635		—		40.17	3/3/2015
	75,000		—		40.63	8/1/2015
	—		280,000	[h]	28.95	3/9/2016
									75,000[i]	1,764,000
							11,893[j]	279,723
Mr. Rollins[m]	400,000	[k]	—		9.26	7/18/2007
	1,200,000		—		10.16	12/22/2007
	353,584		—		12.74	3/20/2008
	259,540	[k]	—		28.90	7/17/2008
	201,577		—		30.43	3/26/2009
	116,365		—		44.69	9/23/2009
	174,545	[l]	—		44.69	9/23/2009
	750,000		—		43.44	3/2/2010
	94,727		—		45.90	3/24/2010
	500,000		—		37.59	8/22/2010
	350,000		—		22.94	2/12/2011
	213,442		—		21.72	3/23/2011
	3,800,000		—		24.09	6/18/2011
	1,200,000	[l]	—		24.09	6/18/2011
	400,000		100,000	[b]	27.64	3/7/2012
	45,586		—		21.39	3/22/2012
	240,000		160,000	[c]	26.19	3/6/2013
	400,000		—		34.24	9/4/2013
	400,000		—		32.99	3/4/2014
	800,000		—		35.60	7/16/2014
	650,000		—		40.17	3/3/2015
	—		600,000	[h]	28.95	3/9/2016
									150,000 [i]	3,528,000
Mr. Schneider	121,600		—		3.33	3/21/2007
	179,940	[l]	—		12.74	3/20/2008
	55,376		—		28.90	5/3/2008
	33,870		—		30.43	3/26/2009
	78,320		—		44.69	5/3/2007
	400,000		—		43.44	5/3/2007
	16,339		—		45.90	3/24/2010
	200,000		—		37.59	5/3/2007
	20,000		—		22.94	5/3/2007
	140,000		—		22.10	5/3/2007
	40,000		—		27.64	5/3/2007
	80,000		—		25.45	5/3/2007
	100,000		—		26.19	5/3/2007
	150,000		—		34.24	5/3/2007
	150,000		—		32.99	5/3/2007
	150,000		—		35.35	5/3/2007
	200,000		—		40.17	5/3/2007

www.dell.com/investor

	Option Awards						Stock Awards
									Equity Incentive Plan
									Awards
										Market
								Market	Number of	Payout Value
							Number of	Value of	Unearned	of Unearned
							Shares or	Shares or	Shares,	Shares,
							Units of	Units of	Units or	Units or
	Number of Securities Underlying				Option	Option	Stock that	Stock that	Other Rights	Other Rights
	Unexercised Options				Exercise	Expiration	Have Not	Have Not	That Have	That Have
Name	Exercisable		Unexercisable		Price	Date	Vested	Vested[a]	Not Vested	Not Vested[a]

Mr. Parra[n]	17,304	[l]	—		28.90	7/17/2008
	89,510	[l]	—		44.69	9/23/2009
	350,000	[l]	—		43.44	3/2/2010
	32,679	[l]	—		45.90	3/24/2010
	200,000	[l]	—		37.59	8/22/2010
	40,000	[l]	—		22.94	2/12/2011
	200,000	[l]	—		24.09	6/18/2011
	80,000	[l]	—		22.10	9/6/2011
	80,000	[l]	40,000	[b]	27.64	3/7/2012
	120,000	[l]	40,000	[g]	25.45	9/5/2012
	30,000	[l]	60,000	[c]	26.19	3/6/2013
	150,000	[l]	—		34.24	9/4/2013
	150,000	[l]	—		32.99	3/4/2014
	150,000	[l]	—		35.35	9/2/2014
	200,000		—		40.17	3/3/2015
	—		280,000	[h]	28.95	3/9/2016
									75,000 [i]	1,764,000

a —	Value is based on the closing price of Dell common stock on February 2, 2007 ($23.52).

b —	These options became exercisable on March 7, 2007.

c —	Of these options, 50% became exercisable on March 6 of 2007 and 50% become exercisable on March 6, 2008.

d —	These awards were granted to Mr. Carty in his capacity as a member of the Board of Directors prior to his becoming an executive officer.

e —	These options become exercisable ratably on January 2 of 2008 through 2012.

f —	Represents unvested restricted stock. Of these shares, 6,576 were granted to Mr. Carty in his capacity as a member of the Board of Directors prior to his becoming an executive officer, and vest as follows: 1,165 shares vested on July 1, 2007; 374 shares vested on July 16, 2007; 375 shares will vest on July 16, 2008 and July 16, 2009; 1,166 shares will vest on July 1 of 2008, 2009 and 2010; and 789 shares will vest on July 1, 2011. The remaining 50,000 shares were granted to Mr. Carty as an employee and will vest ratably on January 2 of 2008, 2009, 2010, 2011 and 2012.

g —	Options became exercisable on September 5, 2007.

h —	Of these options 20% became exercisable on March 9, 2007 and the remainder become exercisable ratably on March 9 of 2008 through 2011.

i —	Represents the target number of PBUs assuming shares earned at the target level pursuant to established performance targets. The actual number of units earned was zero because the performance targets were not achieved.

j —	Restricted stock vesting ratably on March 3 of 2009 through 2012.

k —	These options were transferred without consideration to an irrevocable trust for the benefit of Mr. Rollins’ children.

l —	These options were transferred without consideration to a limited partnership wholly owned by the executive’s family members, entities wholly owned by family members or trusts for the benefit of family members.

m —	Mr. Rollins’ employment terminated on May 4, 2007 and all unvested options expired on that date. The grants with expiration dates of 3/20/2008, 3/26/2009, 3/24/2010, 3/23/2011 and 3/22/2012, were unaffected by his termination. All other grants expired unexercised pursuant to the terms of the option agreements. Mr. Rollins was not able to exercise the options prior to expiration because we suspended option exercises once we were unable to file our Annual Report on Form 10-K for Fiscal 2007 on a timely basis. We agreed to pay cash for those expired options, as described in the “Compensation Discussion and Analysis.”

n —	Mr. Parra’s employment terminated on April 20, 2007 and all unvested options expired on that date. The grant with an expiration date of 3/24/2010 was unaffected by his termination. All other grants expired unexercised, pursuant to the terms of the option agreements. Mr. Parra was not able to exercise the options prior to expiration because we suspended option exercises once we were unable to file our Annual Report on Form 10-K for Fiscal 2007 on a timely basis. We agreed to pay cash for those expired options, as described in the “Compensation Discussion and Analysis.”

www.dell.com/investor

The following table sets forth certain information about option exercises and vesting of restricted stock during Fiscal 2007 for the Named Executive Officers.

Option Exercises and Stock Vested During Fiscal 2007

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise	upon Exercise[a]	on Vesting	on Vesting[b]

Mr. Dell	—	—	—	—
Mr. Carty[c]	384,000	$7,634,995	2,585	$70,723
Mr. Bell	—	—	—	—
Mr. Felice	—	—	7,556	196,415
Mr. Rollins[d]	1,120,000	25,826,752	—	—
Mr. Schneider	—	—	—	—
Mr. Parra	—	—	—	—

a —	Computed using the fair market value of the stock on the date of exercise.

b —	Computed using the fair market value of the stock on the date of vesting.

c —	Represents the exercise of options granted to Mr. Carty in his capacity as a member of the Board of Directors prior to his becoming an executive officer. Mr. Carty paid cash to exercise these options and continues to hold the shares.

d —	Mr. Rollins paid cash to exercise these options.

Equity Compensation Plans

Equity Compensation Plans Approved by Stockholders

Stock Option Plans — Stockholders have approved the 1989 Stock Option Plan, the 1994 Incentive Plan and the 2002 Long-Term Incentive Plan. Although options are still outstanding under the 1989 and 1994 plans, no shares are available for future awards. We currently use the 2002 Long-Term Incentive Plan for stock-based incentive awards. These awards can be in the form of stock options, stock appreciation rights, stock bonuses, restricted stock, restricted stock units, performance units or performance shares.

Employee Stock Purchase Plan — We maintain an employee stock purchase plan that is available to substantially all employees. This plan has been approved by stockholders. Under the plan, participating employees may contribute up to 15% of their base compensation (subject to certain IRS limits) to purchase common stock at the end of each participation period. The participation periods are three-month periods running from January to March, April to June, July to September and October to December each year and the purchase price is equal to 85% of the fair market value of the stock on the last day of the purchase period.

Equity Compensation Plans Not Approved by Stockholders

Broad Based Stock Option Plan — In October 1998, the Board approved the Broad Based Stock Option Plan, which permitted awards of fair market value stock options to non-executive employees. While there are still shares outstanding in this plan, the plan was terminated by the Board in November 2002, and options are no longer being awarded under this plan.

www.dell.com/investor

Equity Compensation Plans

			Number of Securities
			Remaining Available for
			Future Issuance Under Equity
	Number of Securities to be	Weighted-Average	Compensation Plans
	Issued Upon Exercise of	Exercise Price of	(excluding securities
Plan Category	Outstanding Options	Outstanding Options	reflected in first column)

Plans approved by stockholders	328,698,214	$32.03	281,961,451[a]
Plans not approved by stockholders	4,963,167[b]	$34.65	0[c]

a —	This number includes 10,611,746 shares that were available for issuance under the Employee Stock Purchase Plan and 271,349,705 shares that were available for issuance under the 2002 Long-Term Incentive Plan. Of the shares available under the 2002 plan, 173,040,042 shares were available to be issued in the form of restricted stock. All information is as of the end of Fiscal 2007.

b —	This is the number of shares that were issuable pursuant to options granted under the Broad Based Stock Option Plan that were outstanding as of the end of Fiscal 2007.

c —	The Broad Based Stock Option Plan was terminated in November 2002, and consequently, no shares are available for future awards.

Other Benefit Plans

401(k) Retirement Plan — We maintain a 401(k) retirement savings plan that is available to substantially all U.S. employees. We match 100% of each participant’s voluntary contributions up to 4% of the participant’s compensation, and a participant vests immediately in the matching contributions. Participants may invest their contributions and the matching contributions in a variety of investment choices, including a Dell common stock fund, but are not required to invest any of their contributions in Dell common stock.

Deferred Compensation Plan — We also maintain a nonqualified deferred compensation plan that is available to executives. Under the terms of this plan, we match 100% of each participant’s voluntary deferrals up to 3% of the participant’s compensation. A participant may defer up to 50% of their base salary and up to 100% of their annual incentive bonus. Matching contributions vests ratably over the first five years of employment (20% per year). A participant’s funds are distributed upon the participant’s death or retirement (at age 65 or older) or, under certain circumstances, at the request of the participant during the participant’s employment and can be taken in a lump sum or installments (monthly, quarterly, or annually) over a period of up to 10 years. Vested funds may be withdrawn, with potential penalties, at the participant’s request or proof of financial hardship. The investment choices for the deferred compensation plan contributions generally are the same as those available in the broader 401(k) retirement savings plan. There is no Dell common stock fund in this plan. Upon a corporate merger, consolidation, liquidation, or other type of reorganization that constitutes a change of control under the plan, the plan will be terminated and all benefits will be paid.

www.dell.com/investor

The following table describes the contributions, earnings, and balance at the end of Fiscal 2007 for each of the Named Executive Officers who participate in the deferred compensation plan.

Nonqualified Deferred Compensation Plan at Fiscal Year-End 2007

				Aggregate
	Executive	Company	Aggregate	Withdrawals/
	Contributions in	Contributions in	Earnings in Last	Distributions in	Aggregate Balance
Name	Last Fiscal Year	Last Fiscal Year	Fiscal Year[a]	Last Fiscal Year	at Fiscal Year-end

Mr. Dell	—	—	$714,365	—	$5,843,235
Mr. Carty	—	—	134,564	—	985,723
Mr. Rollins	—	—	5,858	—	339,151
Mr. Parra	—	—	23,993	—	393,378

a —	Not reported as compensation to the Named Executive Officers for tax purposes.

Certain Termination Benefits — All of our equity awards contain provisions that accelerate the vesting of the awards upon the death or permanent disability of the holder. These provisions are generally applicable to all Dell employees, including the executive officers. The following table sets forth, for each of the Named Executive Officers, the aggregate value of the awards that were subject to such vesting acceleration at the end of Fiscal 2007.

Acceleration Benefit on
Named Executive Officer	Death or Permanent Disability[a]

Mr. Dell	$—
Mr. Carty	1,393,294
Mr. Bell	2,116,800
Mr. Felice	2,043,723
Mr. Rollins	3,528,000
Mr. Schneider	—
Mr. Parra	1,764,000

a —	Represents the sum of (1) the in-the-money value of unvested stock options that were subject to vesting acceleration in the event of death or permanent disability and (2) the value of unvested restricted stock, restricted stock units, and performance-based units that were subject to vesting acceleration in the event of death or permanent disability. All values were computed as of the end of Fiscal 2007 are based on the closing price of Dell common stock on the last day of Fiscal 2007 ($23.52).

www.dell.com/investor

Stock Ownership

The following table sets forth certain information, as of October 1, 2007 (except as otherwise noted below), about the ownership of Dell common stock by (i) the directors (including the persons nominated to be directors), (ii) each Named Executive Officers, (iii) all current directors and executive officers as a group, and (iv) each person known to us to be the beneficial owner of more than 5% of the total number of shares outstanding. Unless otherwise indicated, each person named below holds sole investment and voting power over the shares shown.

					Total as a
			Options		Percentage
	Number of		Exercisable	Total	of Shares
	Shares		Within 60	Beneficial	Outstanding
Beneficial Owner	Owned		Days	Ownership	(if 1% or more)[a]

Michael S. Dell	217,739,415	[b]	9,993,375	227,732,790	10.14%
One Dell Way Round Rock, Texas 78682
Southeastern Asset Management, Inc.	126,067,420		—	126,067,420	5.5%
6410 Poplar Avenue, Suite 900 Memphis, Tennessee 38119
Donald J. Carty	602,907		137,756	740,663	—
William H. Gray, III	12,380		70,755	83,135	—
Sallie L. Krawcheck	11,832		9,465	21,297	—
Alan (A.G.) Lafley	11,832		9,465	21,297	—
Judy C. Lewent	15,057		145,049	160,106	—
Thomas W. Luce, III	47,688	[c]	13,809	61,497	—
Klaus S. Luft	8,481		152,435	160,916	—
Alex J. Mandl	11,088	[d]	155,084	166,172	—
Michael A. Miles	562,003		149,894	711,897	—
Sam Nunn	15,371		169,929	185,300	—
Paul D. Bell	7,761		3,855,352	3,863,113	—
Stephen J. Felice	16,106		894,050	910,156	—
Kevin B. Rollins	1,259,658	[e]	908,916	2,168,574	—
James M. Schneider[f]	28,850		230,149	258,999	—
Rosendo G. Parra[f]	19,802		—	19,802	—
Directors and executive officers as a group (24 persons)	220,585,584		19,973,178	240,543,767	10.7%

a —	Other than the percentage reported for Southeastern Asset Management, Inc., the percentage is based on the number of shares outstanding (2,235,801,991) at the close of business on October 1, 2007. The percentage reported for Southeastern Asset Management, Inc. is based on their Form 13G filed with the Securities and Exchange Commission on February 12, 2007.

b —	Includes 1,482,435 shares held is a trust for the benefit of his children of which Mr. Dell is the trustee. Does not include 26,449,112 shares held in a separate property trust for Mr. Dell’s spouse and 1,482,434 shares held in a trust for the benefit of his children of which his spouse is trustee.

c —	Includes 39,778 shares held in a personal retirement plan.

d —	Includes 400 shares held by Mr. Mandl’s spouse and 1,300 shares held in an IRA for Mr. Mandl’s spouse.

e —	Includes 1,120,000 shares that have been pledged as collateral for a loan as of May 4, 2007.

f —	The Number of Shares Owned reported for Mr. Rollins, Mr. Schneider and Mr. Parra are as of the date of their retirement (May 4, 2007 for Mr. Rollins, January 31, 2007 for Mr. Schneider and April 20, 2007 for Mr. Parra).

www.dell.com/investor

Stock Ownership Requirements

The Board has established stock ownership guidelines for themselves and the executive officers to increase their equity stake in the company and more closely link their interests with those of other stockholders. Under those guidelines, each director and executive officer must maintain the following minimum investment position in Dell common stock:

•	Non-employee directors — 300% of annual retainer

•	Chairman and Chief Executive Officer — 500% of base salary

•	Other executive officers — 400% of base salary

Persons assuming one of these roles have three years after assuming their position to attain the specified minimum investment position. Unexercised stock options may not be used to satisfy these minimum ownership requirements, but unvested restricted stock or stock units can.

Compliance is evaluated once a year using the average closing price per share of Dell common stock during the previous fiscal year. As of May 2007, all directors and executive officers were in compliance with these requirements.

Report of the Audit Committee

The Audit Committee assists the Board of Directors in its oversight of Dell’s financial reporting process. The Audit Committee’s responsibilities are more fully described in its charter, which is accessible on Dell’s website at www.dell.com/corporategovernance.

Management has the primary responsibility for the preparation and integrity of Dell’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Dell’s independent auditor, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for Fiscal 2007 with Dell’s management, and has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, PricewaterhouseCoopers LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee has discussed with PricewaterhouseCoopers LLP its independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Dell’s Annual Report on Form 10-K for the year ended February 2, 2007, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Thomas W. Luce, III, Chair
William H. Gray, III
Alex J. Mandl
Sam Nunn

www.dell.com/investor

Additional Information

Record Date; Shares Outstanding

Stockholders of record at the close of business on October 26, 2007, are entitled to vote their shares at the annual meeting. As of that date, there were 2,235,845,755 shares of common stock outstanding and entitled to be voted at the meeting. The holders of shares on the record date are entitled to one vote per share.

Quorum

More than 50% of the stockholders entitled to vote must be represented at the meeting before any business may be conducted. If a quorum is not present, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. An adjournment will have no effect on the business that may be conducted at the meeting.

Proxies; Right to Revoke

By submitting your proxy, you authorize Lawrence P. Tu and Thomas H. Welch, Jr. to represent you and vote your shares at the meeting in accordance with your instructions. They may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting.

If you attend the meeting, and are either a record holder or have obtained a “legal proxy” from the record holder, you may vote your shares in person, regardless of whether you have submitted a proxy or voting instruction card. See “Additional Information — Voting by Street Name Holders.” In addition, you may revoke your proxy by sending a written notice of revocation to Dell’s Corporate Secretary, by submitting a later-dated proxy, or by voting in person at the meeting.

Default Voting

If you submit a proxy but do not indicate any voting instructions, your shares will be voted FOR Proposal 1 (Election of Directors), FOR Proposal 2 (Ratification of Independent Auditor), FOR Proposal 3 (Approval of the Amended and Restated 2002 Long-Term Incentive Plan), AGAINST Stockholder Proposal 1 (Executive Stock Ownership Guidelines), and AGAINST Stockholder Proposal 2 (Declaration of Dividend). If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted according to the discretion of the holders of the proxy.

Voting by Street Name Holders

If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your record holder by 11:59 pm on December 3, 2007, the record holder will be entitled to vote your shares in its discretion on Proposal 1 (Election of Directors) and Proposal 2 (Ratification of Independent Auditor), but will not be able to vote your shares on Proposal 3 (Approval of the Amended and Restated 2002 Long-Term Incentive Plan) or either of the Stockholder Proposals and your shares will be counted as a “broker non-vote” on those proposals.

As the beneficial owner of shares, you are invited to attend the annual meeting. Please note, however, that if you are a beneficial owner, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the record holder that holds your shares.

www.dell.com/investor

Tabulation of Votes

Broadridge Financial Solutions, Inc. will tabulate and certify the votes.

If your shares are counted as a broker non-vote or abstention, your shares will be included in the number of shares represented for purposes of determining whether a quorum is present. Abstentions will also be counted as shares present and entitled to be voted. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matters on which the broker has not expressly voted. Thus, broker non-votes will not affect the outcome of the voting on any of the proposals.

If you own Dell shares through the Dell 401(k) plan for employees, you can direct the trustee to vote the shares held in your account in accordance with your instructions by returning the enclosed proxy card or by registering your instructions via the telephone or Internet as directed on the proxy card. If you wish to instruct the trustee on the voting of shares held in your account, you should submit those instructions no later than November 29, 2007. The trustee will vote shares for which no voting instructions were received on or before that date as directed by the plan fiduciary.

Proxy Solicitation

We will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone, or by facsimile by officers, directors, and regular employees. In addition, we will utilize the services of D.F. King & Co., Inc., an independent proxy solicitation firm, and will pay $17,500 plus reasonable expenses as compensation for those services. We may also reimburse brokerage firms, custodians, nominees, and fiduciaries for their expenses to forward proxy materials to beneficial owners.

Director Nomination Process

Director Qualifications — The Board believes that individuals who are nominated by the Board to be a director should have demonstrated notable or significant achievements in business, education, or public service; should possess the requisite intelligence, education, and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives, and backgrounds to its deliberations; and should have the highest ethical standards, a strong sense of professionalism, and intense dedication to serving the interests of the stockholders. The following attributes or qualifications will be considered by the Governance and Nominating Committee in evaluating a person’s candidacy for membership on the Board:

•	Management and leadership experience — Relevant experience should include, at a minimum, a past or current leadership role in a major public company or recognized privately held entity; a past or current leadership role at a prominent educational institution or senior faculty position in an area of study important or relevant to the company; a past elected or appointed senior government position; or a past or current senior managerial or advisory position with a highly visible nonprofit organization. Consideration will also be given to relevant experience in our high priority growth areas; demonstrated experience in major challenges we face or a unique understanding of our business environment; and experience with, exposure to, or reputation among a broad subset of our customer base.

•	Skilled and diverse background — All candidates must possess the aptitude or experience to understand fully the legal responsibilities of a director and the governance processes of a public company, as well as the personal qualities to be able to make a substantial active contribution to Board deliberations, including intelligence and wisdom, self-assuredness, interpersonal and communication skills, courage, and inquisitiveness. Consideration will also be given to financial management, reporting, and control expertise or other experience that would qualify the candidate as a “financial expert” under established standards, and international experience. Consideration will be given to assuring that the Board, as a whole, adequately reflects the diversity of our constituencies and the communities in which we conduct our business.

•	Integrity and professionalism — The following are essential characteristics for each Board candidate: highest standards of moral and ethical character and personal integrity; independence, objectivity, and an intense dedication to serve as a representative of the stockholders; a personal commitment to Dell’s principles and values; and impeccable corporate governance credentials.

www.dell.com/investor

Further, each candidate must be willing to commit, as well as have, sufficient time available to discharge the duties of Board membership and should have sufficient years available for service to make a significant contribution to Dell over time.

Selection and Nomination Process — Whenever a vacancy occurs on the Board, the Governance and Nominating Committee is responsible for identifying one or more candidates to fill that vacancy, investigating each candidate, evaluating his or her suitability for service on the Board, and recommending a candidate to the full Board. In addition, the committee is responsible for recommending nominees for election or reelection to the Board at each annual meeting of stockholders.

The Governance and Nominating Committee is authorized to use any methods it deems appropriate for identifying candidates for Board membership, including recommendations from current Board members and recommendations from stockholders. The committee may engage outside search firms to identify suitable candidates.

The Governance and Nominating Committee is also authorized to engage in whatever investigation and evaluation processes it deems appropriate, including a thorough review of the candidate’s background, characteristics, qualities, and qualifications and personal interviews with the committee as a whole, one or more members of the committee, or one or more other Board members.

In formulating its recommendation, the Governance and Nominating Committee will consider not only the findings and conclusions of its investigation and evaluation process, but also the current composition of the Board; the attributes and qualifications of serving Board members; additional attributes, capabilities, or qualifications that should be represented on the Board; and whether the candidate could provide those additional attributes, capabilities, or qualifications. The committee will not recommend any candidate unless that candidate has indicated a willingness to serve as a director and has agreed to comply, if elected, with the expectations and requirements of Board service.

Stockholder Recommendations — Candidates recommended by stockholders will be considered in the same manner as other candidates. A stockholder who wishes to make such a recommendation should complete a Director Recommendation Form (available on our website at www.dell.com/boardofdirectors) and submit it, along with appropriate supporting documentation and information, to the Governance and Nominating Committee, c/o Board Liaison, Dell Inc., One Dell Way, Mail Stop RR1-33, Round Rock, Texas 78682.

Each stockholder recommendation will be processed expeditiously upon receipt of the completed Director Recommendation Form. If the Governance and Nominating Committee determines that a stockholder-recommended candidate is suitable for Board membership, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next Board vacancy or in connection with the next annual meeting of stockholders. Stockholders who are recommending candidates for nomination in connection with the next annual meeting of stockholders should submit their completed Director Recommendation Forms no later than March 1 of the year of that meeting.

Stockholder Nominations — Stockholders who wish to nominate a person for election as a director (as opposed to making a recommendation to the Governance and Nominating Committee) must follow the procedures described in Article III, Section 12 of the Bylaws, either in addition to or in lieu of making a recommendation to the committee. Those procedures are described under “Stockholder Proposals for Next Year’s Meeting — Bylaw Provisions” below.

Re-Election of Existing Directors — In considering whether to recommend directors who are eligible to stand for re-election, the Governance and Nominating Committee may consider a variety of factors, including a director’s contributions to the Board and ability to continue to contribute productively, attendance at Board and committee meetings, and compliance with the Corporate Governance Principles (including satisfying the expectations for individual directors), as well as whether the director continues to possess the attributes, capabilities, and qualifications considered necessary or desirable for Board service, the results of the annual Board self-evaluation, the independence of the director, and the nature and extent of the director’s non-Dell activities.

www.dell.com/investor

Stockholder Proposals for Next Year’s Meeting

Bylaw Provisions — In accordance with Dell’s Bylaws, a stockholder who desires to present a proposal for consideration at next year’s annual meeting (which is currently scheduled for July 18, 2008) must submit the proposal no later than the close of business on May 19, 2008. The submission should include the proposal and a brief statement of the reasons for it, the name and address of the stockholder (as they appear in our stock transfer records), the number of Dell shares beneficially owned by the stockholder, and a description of any material direct or indirect financial or other interest that the stockholder (or any affiliate or associate) may have in the proposal. Proposals should be addressed to Corporate Secretary, Dell Inc., One Dell Way, Mail Stop RR1-33, Round Rock, Texas 78682.

Inclusion in Next Year’s Proxy Statement — A stockholder who desires to present a proposal for inclusion in next year’s proxy statement must deliver the proposal to our principal executive offices no later than the close of business on February 1, 2008. Submissions should be addressed to Corporate Secretary, Dell Inc., One Dell Way, Mail Stop RR1-33, Round Rock, Texas 78682, and should comply with all applicable Securities and Exchange Commission rules.

Presentation at Meeting — For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at next year’s annual meeting, Securities and Exchange Commission rules permit management to vote proxies in its discretion if (a) we receive notice of the proposal before the close of business on April 25, 2008, and advise stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) we do not receive notice of the proposal prior to the close of business on April 25, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

In December 2006, Joan Hooper, former chief accounting officer, inadvertently failed to timely report the withholding of 870 shares to settle the withholding taxes on a vesting of restricted shares on December 27, 2006. The report was filed on January 3, 2007, two days after the deadline.

Related Party Transactions

We purchase services, supplies, and equipment in the normal course of business from many suppliers and sell or lease products and services to many customers. In some instances, these transactions occur with companies with which members of our Board of Directors have relationships as directors or executive officers. For Fiscal 2007, none of these transactions was material, either individually or collectively.

Certain of our executive officers own private aircraft, either outright or through fractional share ownership arrangements. Under our executive travel policy, which has been approved by the Leadership Development and Compensation Committee of the Board of Directors, we reimburse certain executive officers for the cost of using their private aircraft while traveling on Dell business. Our reimbursement covers variable costs, plus a pro rata portion of the management fees, attributable to the executive’s Dell business travel, but does not cover any depreciation or other reimbursement for capital costs or purchase price. During Fiscal 2007, we reimbursed the following executive officers (or wholly-owned entities through which they own their aircraft) the following amounts:

Executive Officer	Reimbursement Amount

Mr. Dell	$1,861,356
Mr. Parra	206,423
Mr. Rollins	2,489,321
Mr. Schneider	199,294

The Audit Committee of the Board of Directors, pursuant to its written charter, is charged with the responsibility of reviewing and approving or ratifying any transaction required to be disclosed as a “related party” transaction under applicable law, rules, or regulations, including the rules and regulations of the Securities and Exchange Commission. The Audit Committee has not adopted any specific procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented. Other than as described above, no such transactions occurred during Fiscal 2007 that were submitted to the Audit Committee for approval as a “related party” transaction.

www.dell.com/investor

Code of Conduct

We maintain a Code of Conduct (entitled Winning with Integrity) that is applicable to all of our employees worldwide, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer. That Code of Conduct, which satisfies the requirements of a “code of ethics” under applicable Securities and Exchange Commission rules, contains written standards that are designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; full, fair, accurate, timely, and understandable public disclosures and communications, including financial reporting; compliance with applicable laws, rules, and regulations; prompt internal reporting of violations of the code; and accountability for adherence to the code. A copy of the Code of Conduct is posted on our website at www.dell.com/codeofconduct.

We will post any waivers of the Code of Conduct or amendments to the Code of Conduct that are applicable to our Chief Executive Officer, Chief Financial Officer, or Chief Accounting Officer on our website at www.dell.com/codeofconduct.

Stockholder List

For at least ten days prior to the meeting, a list of the stockholders entitled to vote at the annual meeting will be available for examination, for purposes germane to the meeting, during ordinary business hours at our principal executive offices. The list will also be available for examination at the meeting.

Stockholders Sharing the Same Last Name and Address

We are sending only one copy of the 2007 annual meeting materials to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple packages. This practice, known as “householding,” is intended to eliminate duplicate mailings, conserve natural resources, and help us reduce our printing and mailing costs.

If you received a householded mailing this year and you would like an additional copy of our Proxy Statement or our Annual Report on Form 10-K mailed to you, we will deliver a copy promptly upon your request in one of the following manners:

•	Email Dell’s Investor Relations department at Investor Relations@dell.com

•	Send your request by mail to Dell Inc., Investor Relations, One Dell Way, Round Rock, Texas 78682

•	Call Dell Investor Relations at (512) 728-7800.

You may also download a copy of any of these materials at www.dell.com/investor.

To opt out of householding for future mailings, you should mark the “No” box next to the householding election when you vote your proxy, or notify us using the above contacts for the Dell Investor Relations Department in one of the manners described above.

If you received multiple copies of the annual meeting material and would prefer to receive a single copy in the future, please mark the “Yes” box next to the householding election when you vote your proxy.

Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing Dell stock at two different brokerage firms, your household will receive two copies of our annual meeting materials — one from each brokerage firm.

Annual Report on Form 10-K

Our Fiscal 2007 Annual Report on Form 10-K (with exhibits) is available at the website maintained by the Securities and Exchange Commission (www.sec.gov). In addition, the report (without exhibits) is available at our website (www.dell.com/investor). You may submit a request for a printed version in one of the following manners:

•	Email our Investor Relations department at Investor Relations@dell.com

•	Send your request by mail to Dell Inc., Investor Relations, One Dell Way, Round Rock, Texas 78682

•	Call Dell Investor Relations at (512) 728-7800

www.dell.com/investor

DELL INC.

AMENDED AND RESTATED

2002 LONG-TERM INCENTIVE PLAN

Capitalized terms used herein shall have the respective meanings ascribed to them in Section 5.1(a) below.

ARTICLE I

General

1.1  Purpose.  The 2002 Long-Term Incentive Plan (the “Plan”) has been established by Dell Inc., a Delaware corporation (the “Company”), to attract and retain qualified employees, consultants and directors and to motivate them to achieve long-term goals, to provide incentive compensation opportunities that are competitive with those of similar companies and to further align Participants’ interests with those of the Company’s other stockholders through compensation alternatives based on the Company’s common stock, as well as other performance-based compensation alternatives, thereby promoting the long-term financial interests of the Company and enhancing long-term stockholder return.

1.2  Term.  The Plan became effective as of July 18, 2002 (the date on which it was originally approved by the Company’s stockholders) (the “Effective Date”), and unless the Plan is sooner terminated by the Board, no Award shall be granted under the plan after the tenth anniversary of the Effective Date.

ARTICLE II

Administration and Operation

2.1  The Committee.

(a)  Constitution.  The Plan will be administered by a committee of the Board (the “Committee”) consisting of two or more directors designated from time to time by the Board. Each member of the Committee shall qualify as a “Non-Employee Director” (as defined for purposes of Rule 16b-3 under the Exchange Act), as an “outside director” (as defined for purposes of Section 162(m) of the Code) and as an “independent director” (as defined for purposes of the Company’s Corporate Governance Principles).

(b)  Authority.

(1) The Committee shall have complete and absolute authority to construe and interpret the Plan and Awards granted hereunder, to establish and amend rules for Plan administration and to make all other determinations that it deems necessary or advisable for the effective administration of the Plan.

(2) Subject to the provisions of the Plan, the Committee shall have complete and absolute authority to select Award recipients, to determine the types of Awards, to establish the terms, conditions, performance criteria, restrictions and other provisions of Awards and to amend, modify or suspend Awards. In making Award determinations, the Committee may take into account the nature of services rendered by the recipient, his or her present and potential contribution to the Company’s success and such other factors as the Committee deems relevant.

(3) In all matters relating to the Plan, the Committee shall act in a manner that is consistent with the Company’s certificate of incorporation and by-laws and all applicable laws. The decisions and determinations of the Committee shall be made in accordance with its judgment as to the best interests of the Company and its stockholders and in accordance with the purposes of the Plan. All decisions relating to the Plan and any Award shall be final and binding on all persons. No member of the Committee shall be personally liable for any action or determination relating to the Plan or any Award that was taken or made in good faith.

(c)  Delegation.  The Committee may delegate any or all of its authority and responsibilities with respect to the Plan and Awards, on such terms and conditions as it considers appropriate, to the Chief Executive Officer or the President of the Company or to such other members of the Company’s management as it may determine; provided, however, that determinations and decisions regarding Awards or other benefits under the Plan to the Executive Officers may not be delegated and shall be made by the Committee. All references to “Committee” herein shall include those persons to whom the Committee has properly delegated authority and responsibility pursuant to this subsection.

2.2  Eligibility.

(a) The Eligible Recipients shall consist of (1) all employees of the Company and its Subsidiaries, (2) all Non-Employee Directors and (3) any consultants, independent contractors or advisors to the Company or its Subsidiaries whom the Committee identifies as having a direct and significant effect on the performance of the Company or any of its Subsidiaries. No Eligible Recipient shall be entitled to receive any Award under the Plan unless and until such Eligible Recipient has been designated by the Committee to be a Participant and such Eligible Recipient has actually received such Award. The designation of an Eligible Recipient to receive any Award under the Plan shall not require the Committee to designate that person to receive any other Award under the Plan. In selecting Eligible Recipients to be Participants and in determining the type and amount of their respective Awards, the Committee shall consider any and all factors that it deems relevant or appropriate.

(b) The Plan does not constitute a contract of employment with any Eligible Recipient or Participant, and selection as a Participant will not give any Eligible Recipient the right to be retained in the employ of the Company or any Subsidiary or to continue to provide services to the Company or any Subsidiary.

2.3  Withholding of Taxes.  All distributions under the Plan (including the grant of Awards and the issuance of Stock, cash or other consideration pursuant to an Award) are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any Award, or the issuance of any Stock, cash or other consideration pursuant to an Award, on the satisfaction of applicable withholding obligations. The Committee, subject to such requirements as it may impose, may permit such withholding obligations to be satisfied through cash payment by the Participant, through the surrender of shares of Stock that the Participant already owns or through the surrender or withholding of shares of Stock to which the Participant is otherwise entitled under the Plan.

ARTICLE III

Shares Available For Awards

3.1  Authorized Shares.  The number of Authorized Shares shall be 383,584,780, which was the number of shares of Stock that, at the Effective Date, remained available for issuance under the Company’s 1994 Incentive Plan (the “1994 Plan”). In addition, any shares of Stock underlying outstanding awards under the 1994 Plan that expire without being exercised or would otherwise again be available for issuance under the 1994 Plan shall constitute Authorized Shares hereunder.

3.2  Available Shares.  At any time, the number of shares that may then be issued pursuant to Awards under the Plan (the “Available Shares”) shall be equal to the difference between (a) the number of Authorized Shares at such time and (b) the sum of (1) the number of shares of Stock subject to issuance upon exercise or settlement of then outstanding Awards and (2) the number of shares of Stock that have been previously issued upon exercise or settlement of outstanding Awards.

3.3  Restoration of Shares.  If Stock subject to any Award is not issued or ceases to be issuable for any reason, including because the Award is forfeited, terminated, expires unexercised, is settled in cash in lieu of Stock or is exchanged for other Awards, the shares of Stock that were subject to that Award shall no longer be charged against the number of Authorized Shares in calculating the number of Available Shares under Section 3.2 and shall again be included in Available Shares. In addition, any shares of Stock that are issued by the Company in connection with, through the assumption of or in substitution for outstanding awards previously granted by an entity acquired by the Company shall not be charged against the number of Authorized Shares in calculating the number of Available Shares under Section 3.2.

3.4  Adjustments to Number of Authorized Shares and Available Shares.  If there is any change in the number of outstanding shares of Stock by reason of a stock dividend, split, spin-off, recapitalization, merger, consolidation, combination, extraordinary dividend, exchange of shares or other similar change, the number of Authorized Shares and the number of Available Shares, as well as the exercise price, the number of shares and other appropriate terms of any outstanding Award, will be automatically adjusted to accurately and equitably reflect the effect thereon of such change; provided, however, that, pursuant to Section 3.6, no fractional shares will be issued as a result of such adjustment. The adjustments required by this Section 3.4 will be made by the Committee, and its determination as to what adjustments must be made and the extent thereof will be final, binding and conclusive.

3.5  Source of Stock.  Shares of Stock issued under the Plan may consist in whole or in part of authorized and unissued shares or treasury shares.

3.6  No Fractional Shares.  No fractional shares shall be issued under the Plan or upon exercise or settlement of any Award. The Committee may determine to pay cash in lieu of any fractional share that would otherwise be issuable or may determine to cancel such fractional share with no payment of consideration.

3.7  Limitation on Certain Awards.

(a) The maximum number of Authorized Shares that may be issued pursuant to Restricted Awards (as defined below) shall be 193,642,890, which is the number of shares of Stock that, at the Effective Date, remained available for issuance as “Stock Awards” under the 1994 Plan; provided, however, that this limitation shall not apply with respect to shares of Stock issued in connection with the exercise or settlement of an Award other than a Restricted Award, whether or not such shares of Stock are subject to a substantial risk of forfeiture when issued. The term “Restricted Award” means a Stock Award or a Stock Option with an exercise price that is less than 100% of the Fair Market Value per share of the Stock on the date of grant (provided, however, that a Stock Option shall not be considered to be a Restricted Award if the Participant pays or otherwise foregoes value to the Company in an amount at least equal to the difference between the Fair Market Value per share of Stock on the date of grant and the exercise price).

(b) Except for Restricted Awards relating to shares in the Unrestricted Pool (as defined below), all Restricted Awards shall either be subject to a vesting period of three years or more or be subject to vesting (over a period of at least one year) that is contingent upon specified performance standards. A Restricted Award that relates to shares in the Unrestricted Pool may be subject to whatever vesting restriction the Committee specifies, if any. The term “Unrestricted Pool” shall mean a number of shares of Stock that is equal to 5% of the total number of Available Shares as of December 4, 2007.

(c) No Participant shall receive in any fiscal year (1) Stock Options to which more than 10,000,000 shares of Stock are subject or (2) Awards (other than Stock Options) to which more than 3,000,000 shares of Stock are subject.

(d) No Participant shall receive in any fiscal year cash in payment for or settlement of a Performance Unit in excess of 0.5% of the Company’s aggregate consolidated operating income (as reported on the Company’s audited consolidated financial statements) during the Vesting Years. “Vesting Years” shall mean the number of fiscal years of the Company immediately preceding the fiscal year in which the Performance Unit vests equal to the number of years required for vesting of the Performance Unit as set forth in the applicable Award Agreement.

ARTICLE IV

Awards

4.1  General.  Subject to the provisions of the Plan, the Committee shall determine the type of Award to grant to a Participant. Awards may be granted singly or in combination with other Awards. Awards also may be made in combination with, in replacement of, as alternatives to or as the payment form for grants or rights under any other compensation plan, contract or agreement of the Company.

4.2  Award Terms.

(a) Subject to the provisions of the Plan, the Committee shall have complete and absolute authority to determine and establish the terms and provisions of each Award, including (as applicable) (1) the number of shares of Stock subject to the Award, (2) the exercise price or base price per share, (3) the vesting and exercisability schedule (including provisions regarding acceleration of vesting and exercisability), (4) the conditions under which the Award is cancelled or forfeited, (5) whether the Award is transferable and, if so, the circumstances under which such Award may be transferred and (6) the termination and expiration of the Awards. It shall be expressly within the discretion of the Committee to include in any Award terms that provide for the acceleration of vesting and lapse of restrictions, as applicable, upon or following a Participant’s death, Permanent Disability or Normal Retirement or upon the occurrence of a Change in Control.

(b) Notwithstanding the provisions of subsection (a) of this Section, the following limitations shall apply to the Committee’s exercise of its discretion (in addition to any other limitations that may be contained in other provisions of the Plan):

(1) The exercise price per share for an Incentive Stock Option shall be not less than 100% of Fair Market Value of the Stock on the date of grant.

(2) The exercise price per share for a Non-Qualified Option shall not be less than 100% of the Fair Market Value of the Stock on the date of grant unless the exercise price per share is not less than 85% of the Fair Market Value of the Stock on the date of grant and the Participant pays or otherwise foregoes value to the Company in an amount at least equal to the difference between the Fair Market Value per share of Stock on the date of grant and the exercise price.

(3) The base price for a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of the Stock on the date of grant unless the Stock Appreciation Right is granted retroactively in tandem with or in substitution for a Stock Option, in which case the base price shall not be less than the exercise price of such tandem or replaced Stock Option.

(4) No Award (or any portion thereof) may expire more than ten years after the date of grant, except that the Committee may extend the expiration of an Award to no more than fifteen years after the date of grant if necessary, appropriate or desirable under laws, rules or regulations applicable in any foreign jurisdiction.

4.3  Award Agreements.  Each Award will be evidenced by a written Agreement issued by the Company and setting forth the terms, provisions and conditions of such Award (an “Award Agreement”). Each Award Agreement shall be in such form as may be specified by the Committee and may be evidenced by an electronic transmission (including an e-mail or reference to a website or other URL) sent to the recipient through the Company’s normal process for communicating electronically with its employees. As a condition to receiving an Award, the Committee may require the proposed Eligible Recipient to affirmatively accept the Award and agree to the terms, provisions and conditions set forth in the Award Agreement by physically or electronically executing the Award Agreement or by otherwise physically or electronically acknowledging such acceptance and agreement. With or without such affirmative acceptance and agreement, however, the Committee may prescribe conditions (including the exercise or attempted exercise of any benefit conferred by the Award) under which the proposed Eligible Recipient may be deemed to have accepted the Award and agreed to the terms, provisions and conditions set forth in the Award Agreement.

4.4  Performance Based Compensation.  The Committee may designate any Award as “performance-based compensation” for purposes of Section 162(m) of the Code. Any Awards designated as “performance-based compensation” shall be conditioned on the achievement of one or more Performance Measures, and the measurement may be stated in absolute terms or relative to comparable companies. Notwithstanding any other provision of the Plan, the Committee may grant an Award that is not contingent on performance goals or is contingent on performance goals other than the Performance Measures, so long as the Committee has determined that such Award is not required to satisfy the requirements for “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

4.5  Transferability of Awards.  The Committee may limit or provide for the transferability of Awards by Participants and may grant an Award that otherwise would be granted to an Eligible Recipient to a permitted transferee of such Eligible Recipient.

4.6  Prohibition on Repricing.  Notwithstanding any other provision of the Plan, the Committee shall not “reprice” any Stock Option granted under the Plan if the effect of such repricing would be to decrease the exercise price per share applicable to such Stock Option. For this purpose, a “repricing” would include a tandem cancellation and regrant or any other amendment or action that would have substantially the same effect as decreasing the exercise price of outstanding Stock Options.

4.7  Prohibition on Loans to Participants.  The Company shall not loan funds to any Participant for the purpose of paying the exercise or base price associated with any Award or for the purpose of paying any taxes associated with the exercise or vesting of an Award.

4.8  Prohibition on Reload Provisions.  No Stock Option granted under the Plan shall contain any “reload” provision entitling the Participant to the automatic grant of additional Stock Options in connection with any exercise of the original Stock Option.

4.9  Dividends and Dividend Equivalents.  An Award may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Stock subject to the Award (both before and after such Stock is earned or vested), which payments may be either made currently or credited to an account for the Participant and may be settled in cash or Stock, as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

4.10  Settlement of Awards.  The obligation to make payments and distributions with respect to Awards may be satisfied through cash payments, the delivery of shares of Stock, the granting of replacement Awards or any combination thereof, as the Committee shall determine. Satisfaction of any such obligations under an Award may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents and may include converting such credits into deferred Stock equivalents.

4.11  Awards to Non-Employee Directors.  Non-Employee Directors shall not be eligible to receive any Awards under the Plan other than the Awards specified in this Section.

(a)  Discretionary Awards.  The Committee may, in its discretion, grant a Non-Qualified Option or Restricted Stock to any Non-Employee Director; provided, however, that no Non-Employee Director may receive Awards (not including Awards granted in lieu of Annual Cash Retainer pursuant to subsection (b) of this Section) covering more than 50,000 shares of Stock in any Service Year (or, in the case of a newly-elected Non-Employee Director, covering more than two times the annual limit in the Service Year in which such Non-Employee Director is first elected or appointed to the Board). Awards under this Section are discretionary, and until the Committee grants an Award to a Non-Employee Director, such Non-employee Director shall not have any right or claim to any Award. The receipt of an Award under the Plan shall not give any Non-Employee Director any right or claim to receive any other Award under the Plan, and the Committee or the Board may determine that any or all Non-Employee Directors are not eligible to receive Awards under the Plan for an indefinite period or for specified Service Years.

(b)  Awards in Lieu of Annual Cash Retainer.  In addition to any Awards granted pursuant to subsection (a) of this Section, the Committee, in its discretion, may permit a Non-Employee Director to elect to receive a Non-Qualified Option or Restricted Stock in lieu of all or a portion of his or her Annual Cash Retainer for any Service Year. If the Committee permits any such election, it, in its discretion, shall determine the appropriate terms of such Award (including the appropriate number of shares of Stock subject to the Award and, in the case of a Non-Qualified Option, the appropriate exercise price per share). Any such election, if permitted by the Committee, shall be made in accordance with such procedures as are adopted from time to time by the Committee.

(c)  Terms of Non-Employee Director Awards.  In connection with the grant of an Award under this Section, the Committee, in its discretion pursuant to Section 4.2, shall establish the terms and provisions of such Award, subject to the following limitations (in addition to any other applicable limitations that may be contained in other provisions of the Plan):

(1) The exercise price per share of any Stock Option granted pursuant to this Section shall not be less than 100% of the Fair Market Value of the Stock on the date of grant;

(2) No Stock Option (or any portion thereof) granted pursuant to this Section may be exercisable earlier than six months from the date of grant; and

(3) No Restricted Stock (or any portion thereof) granted pursuant to this Section may be transferable earlier than six months from the date of grant.

ARTICLE V

General Provisions

5.1  Use of Terms.

(a)  Defined Terms.  As used herein, the following terms shall have the respective meanings indicated below:

“Annual Cash Retainer” means the annual cash retainer fee, in such amount as is established from time to time by resolution of the Board, payable to a Non-Employee Director for his or her services as a director of the Company.

“Authorized Shares” means the aggregate number of shares of Stock that may be issued pursuant to Awards under the Plan, as specified in Section 3.1.

“Available Shares” has the meaning specified in Section 3.2.

“Award” means an award granted under the Plan. An Award may be in the form of Stock Options, Stock Appreciation Rights, Stock Bonuses, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

“Award Agreement” has the meaning specified in Section 4.3.

“Board” means the Board of Directors of the Company.

“Change in Control” has the meaning specified from time to time by the Committee.

“Code” means the Internal Revenue Code of 1986.

“Committee” has the meaning specified in Section 2.1(a).

“Company” has the meaning specified in Section 1.1.

“Effective Date” has the meaning specified in Section 1.2.

“Eligible Recipient” means any person who is eligible to receive an Award under the Plan, as specified in Section 2.2(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Executive Officer” means an Executive Officer of the Company, as designated from time to time by the Board.

“Fair Market Value” of a share of Stock on a particular date shall be equal to the final closing market price of the Stock reported by The NASDAQ Stock Market or the stock exchange composite tape on that date, or if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported. If the Stock is traded over the counter at the time a determination of Fair Market Value is required to be made hereunder, the Fair Market Value shall be deemed to be equal to the final closing price of Stock on the most recent date on which Stock was publicly traded. In the event Stock is not publicly traded at the time a determination of Fair Market Value is required to be made hereunder, the determination of Fair Market Value shall be made by the Committee in such manner as it deems appropriate. Notwithstanding the foregoing, the Committee may use any other definition of Fair Market Value consistent with applicable tax, accounting and other rules.

“Incentive Stock Option” means a Stock Option that is intended to satisfy the requirement applicable to an “incentive stock option” as that term is described in Section 422(b) of the Code.

“1994 Plan” has the meaning specified in Section 3.1.

“Non-Employee Director” means a member of the Board who is not an employee of the Company or any of its Subsidiaries.

“Non-Qualified Option” means a Stock Option that is not intended to satisfy the requirement applicable to an “incentive stock option” as that term is described in Section 422(b) of the Code.

“Normal Retirement” has the meaning specified from time to time by the Committee.

“Participant” means any person who receives an Award under the Plan.

“Performance Measures” mean (1) total stockholder return (Stock price appreciation plus dividends), (2) net income, (3) earnings per share, (4) return on sales, (5) return on equity, (6) return on assets, (7) return on invested capital, (8) increase in the market price of Stock or other securities, (9) revenues (10) operating income, (11) operating margin (operating income divided by revenues), (12) cash flow, (13) the performance of the Company in any of the items mentioned in clause (1) through (12) in comparison to the average performance of the companies included in the Dow Jones Computer Index or successor index or (14) the performance of the Company in any of the items mentioned in clause (1) through (12) in comparison to the average performance of the companies used in a self-constructed peer group established before the beginning of the period for measuring performance under an Award; and any other performance objective approved by the stockholders of the Company in accordance with Section 162(m) of the Code.

“Performance Share” is a grant of Stock subject to the satisfaction of specified conditions or the achievement of specified performance goals.

“Performance Unit” is a right to receive a cash payment subject to the satisfaction of specified conditions or the achievement of specified performance goals.

“Permanent Disability” has the meaning specified from time to time by the Committee.

“Plan” has the meaning specified in Section 1.1.

“Restricted Award” has the meaning specified in Section 3.7(a).

“Restricted Stock” is Stock that is subject to a risk of forfeiture or other restrictions that will lapse upon the satisfaction of specified conditions or the achievement of specified performance goals.

“Restricted Stock Unit” is a right to receive Stock in the future, with the right to future delivery of such Stock being subject to a risk of forfeiture or other restrictions that will lapse upon the satisfaction of specified conditions or the achievement of specified performance goals.

“Securities Act” means the Securities Act of 1933.

“Service Year” means the approximately annual period commencing at an annual meeting of the Company’s stockholders and ending at the next annual meeting of the Company’s stockholders.

“Stock” means the common stock, $0.01 par value per share, of the Company.

“Stock Appreciation Right” is a right to receive an amount, payable in cash or shares of Stock, equal to the excess of the Fair Market Value of a specified number of shares of Stock on the date of exercise over a base price for such number of shares of Stock set forth in the applicable Award Agreement.

“Stock Award” is an Award consisting of Restricted Stock, Restricted Stock Units, Performance Shares or a Stock Bonus.

“Stock Bonus” is a grant of Stock that is not subject to a substantial risk of forfeiture or other conditions.

“Stock Option” is a right to purchase a specified number of shares of Stock at a specified price. A Stock Option may be an Incentive Stock Option or a Non-Qualified Option.

“Subsidiary” means any entity of which 50% or more of the total combined voting power of all classes of securities entitled to vote is owned, directly or indirectly, by the Company. Notwithstanding the foregoing, the Committee may use any other definition of “Subsidiary” it deems necessary or desirable in accordance with its judgment as to the best interests of the Company and its stockholders and in accordance with the purposes of the Plan.

“Unrestricted Pool” has the meaning specified in Section 3.7(b).

“Vesting Years” has the meaning specified in Section 3.7(d).

(b)  Other Definitional Provisions.

(1) Words of any gender (whether masculine, feminine or neuter) shall be deemed to include all other genders. Words of the singular number shall be deemed to include the plural number, and vice versa, where applicable.

(2) When used herein, the word “including” means “including, without limitation.”

(3) Unless otherwise specified, references herein to Articles or Sections shall be deemed to be references to Articles or Sections, as applicable, of the Plan. When used herein, the words “hereof,” “herein” and “hereunder” and words of similar import shall refer to the Plan as a whole and not to any particular provision of the Plan.

5.2  Amendment and Termination.  The Board or the Committee may at any time and in any way amend, suspend or terminate the Plan or any Award granted under the Plan; provided, however, that no such amendment, suspension or termination may materially impair any Award then outstanding without the consent of the holder of such Award; and provided further, however, that without the requisite vote of the Company’s stockholders, no amendment to the Plan may increase the number of shares available for issuance under the Plan or modify any of the limitations described in Section 3.7, 4.2(b), 4.6, 4.7 or 4.8 in such a manner as to materially reduce such limitation.

5.3  Liability of the Company.  By accepting any benefits under the Plan, each Participant and each person claiming under or through such Participant shall be conclusively deemed to have indicated acceptance and ratification of, and consented to, any action taken or made under the Plan by the Company, the Board, the Committee or any other committee appointed by the Board. No Participant or any person claiming under or through a Participant shall have any right or interest, whether vested or otherwise, in the Plan or in any Award hereunder, contingent or otherwise, unless and until such Participant shall have complied with all of the terms, conditions and provisions of the Plan and the Award Agreement relating thereto. Neither the Company, its directors, officers or employees, nor any Subsidiary, shall be liable to any Participant or other person if it is determined for any reason by the Internal Revenue Service or any court having jurisdiction that any Incentive Stock Option granted hereunder does not qualify for tax treatment as an incentive stock option under Section 422 of the Code. Neither the Company, the Board nor the Committee shall be required to give any security or bond for the performance of any obligation which may be created by the Plan.

5.4  Unfunded Plan.  Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards, any such accounts will be used merely as an administrative convenience. Except for the holding of Restricted Stock in escrow, the Company shall not be required to segregate any assets that may at any time be represented by Awards, nor shall the Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of Stock or cash to be awarded under the Plan. Any liability of the Company to any Participant with respect to an Award shall be based solely upon any contractual obligations that may be created by the Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company.

5.5  Rights as Stockholder.  No Award under the Plan shall confer upon a Participant any right as a stockholder of the Company prior to the date on which he or she fulfills all service requirements and other conditions for receipt of shares of Stock. If the transfer of Stock is restricted, certificates representing such Stock may bear a legend referring to such restrictions.

5.6  Compliance With Applicable Laws.  Notwithstanding any other provision of the Plan or any Award Agreement, the Company shall have no obligation to issue any shares of Stock under the Plan or pursuant to any Award unless such issuance would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity. Prior to the issuance of any shares of Stock under the Plan or pursuant to an Award, the Company may require a written statement that the recipient is acquiring the shares for investment and not for the purpose or with the intention of distributing the shares. The certificates representing the shares of Stock issued pursuant to an Award under the Plan may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws and regulations.

5.7  Governing Law and Venue.  The Plan and Awards granted hereunder (including Award Agreements evidencing such Awards) will be governed by and construed in accordance with the laws of the State of Delaware, United States of America, other than with respect to choice of laws, rules and principles. Venue for any and all disputes arising out of or in connection with the Plan, any Award hereunder or any Award Agreement shall exclusively be in Williamson County, Texas, United States of America, and the courts sitting in Williamson County, Texas, United States of America shall have exclusive jurisdiction to adjudicate such disputes.

5.8  Foreign Jurisdictions.  To the extent that the Committee determines that the material terms set by the Committee or imposed by the Plan preclude the achievement of the material purposes of the Plan in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those terms and provide for such additional terms and conditions as the Committee determines to be necessary, appropriate or desirable to accommodate differences in local law, policy or custom or to facilitate administration of the Plan. The Committee may adopt or approve sub-plans, appendices or supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary, appropriate or desirable, without thereby affecting the terms of the Plan as in effect for any other purpose. The special terms and any appendices, supplements, amendments, restatements or alternative versions, however, shall not include any provisions that are inconsistent with the terms of the Plan as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the stockholders.

Admission Ticket
to the
DELL INC.
2007 Annual Meeting of Stockholders

Date:	December 4, 2007
Time:	8:00 a.m., Central Time
Place:	Dell Headquarters — Building 1 401 Dell Way Round Rock, Texas 78682

Please present this ticket and proper photo identification at the door for admission to the Dell Annual Meeting of Stockholders.

Name:

www.dell.com/investor

Proxy Form Proxy Form DELL INC. PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 4, 2007 AND ANY ADJOURNMkD
ENTS OR POSTPONEMENTS THEREOF
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DELL INC.
By casting your voting instructions on the reverse side, you hereby (a) acknowledge receipt of the proxy statement related to the above-referenced meeting, (b) appoint the individuals named in such proxy statement, and each of them, as proxies, with full power of substitution, to vote all shares of Dell common stock that you would be entitled to cast if personally present at such meeting and at any postponement or adjournment thereof and (c) revoke any proxies previously given.
This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Director Recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

OPTIONS FOR SUBMITTING PROXY
www.dell.com C/O PROXY SERVICES VOTE BY INTERNET – www.proxyvote.com P.O. BOX 9141 Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on December 3, 2007. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and create an electronic voting instruction form. FARMINGDALE, NY 11735-9769
VOTE BY PHONE – 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on December 3, 2007. Have your proxy card in hand when you call and then follow the simple instructions.
VOTE BY MAIL Mark, sign and date this proxy card and return it in the postage-paid envelope we’ve provided or return it to Dell Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by December 3, 2007.
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DELL INC.
Proposal 1 – Election of Directors For Withhold For All To withhold authority to vote for any individual, The Board of Directors Recommends a Vote FOR all nominees All All Except: mark “For All Except” and write the nominee’s Nominees: • • • number on the line below. (01) Donald J. Carty (07) Klaus S. Luft (02) Michael S. Dell (08) Thomas W. Luce, III (03) William H. Gray,III (09) Alex J. Mandl (04) Sallie L. Krawcheck (10) Michael A. Miles (05) Alan (A.G.) Lafley (11) Samuel A. Nunn, Jr. (06) Judy C. Lewent
Proposal 2 – Ratification of Independent For Against Abstain Stockholder Proposal 1– For Against Abstain Auditor • • • Executive Stockownership Guidelines • • • The Board of Directors Recommends a Vote FOR The Board of Directors Recommends a Vote the Ratification of Independent Auditor AGAINST the Stockholder Proposal Relating to Executive Stockownership Guidelines
Proposal 3 – Approval of the Amended and For Against Abstain Stockholder Proposal 2 – For Against &nbs p; Abstain Restated 2002 Long-Term Incentive Plan • • • Declaration of Dividend • • • The Board of Directors Recommends a Vote FOR The Board of Directors Recommends a Vote the Approval of the 2002 Incentive Plan AGAINST the Stockholder Proposal Relating to Declaration of Dividend
Each joint owner should sign. Signatures should correspond with the names printed on this Proxy. Attorneys, executors, administrators, guardians, trustees, corporate officers or others signing in a representative capacity should give full title. In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any postponement or adjournment thereof.
Yes No
HOUSEHOLDING ELECTION – Please indicate if you consent to receive future investor • • communications in a single package per household. —
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Signature (PLEASE SIGN WITHIN THE BOX) Date Signature (Joint Owners) Date